UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WERNER ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Post Office Box 45308
Omaha, Nebraska 68145-0308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2014

Dear Stockholders:
Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) of Werner Enterprises, Inc., a Nebraska corporation (the “Company”), will be held at the Embassy Suites Omaha-La Vista Hotel & Conference Center, 12520 Westport Parkway, La Vista, Nebraska, on Tuesday, May 13, 2014, at 10:00 a.m. local Central Daylight time. This meeting will be held for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors to each serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2.	To approve an advisory resolution on executive compensation.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on March 24, 2014, will be entitled to receive notice of and to vote at the 2014 Annual Meeting or any adjournment thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2014: This Notice of Annual Meeting of Stockholders is not a form for voting and presents only an overview of the more complete enclosed proxy materials comprised of the Company’s (i) 2014 Proxy Statement (including a proxy for voting) relating to the 2014 Annual Meeting and (ii) Annual Report to Stockholders for the year ended December 31, 2013 (containing our Annual Report on Form 10-K for 2013 filed with the U.S. Securities and Exchange Commission on February 25, 2014). Copies of the proxy materials are available, without charge, on the Company’s website (http://www.werner.com under the “Investors” link) or by contacting the Corporate Secretary by telephone at (800) 228-2240 or e-mail at invrelations@werner.com. The enclosed proxy materials contain important information about the Company and 2014 Annual Meeting, and you are encouraged to review these documents before voting.
All stockholders are cordially invited and encouraged to attend the 2014 Annual Meeting in person. However, regardless of whether you attend the meeting, we request that you vote and submit your proxy as promptly as possible in order to ensure the presence of a quorum and that your shares will be voted in accordance with your wishes. Voting instructions are enclosed and provided in the Proxy Statement for your convenience. If you attend the 2014 Annual Meeting, you may either (i) vote by proxy beforehand and forego voting at the Annual Meeting or (ii) revoke your proxy and cast your vote in person. If you hold your shares through a brokerage firm, bank or other nominee, follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 10, 2014	& Corporate Secretary

i

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308
________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2014
________________________

INTRODUCTION

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2014 Annual Meeting of Stockholders of Werner Enterprises, Inc. The 2014 Annual Meeting will be held for the purposes set forth in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We are mailing the Proxy Statement, proxy and our Annual Report to Stockholders for the year ended December 31, 2013 (the “2013 Annual Report”) on or about April 10, 2014.

In this Proxy Statement, we also use the following terms and abbreviations:

•	We refer to Werner Enterprises, Inc. as the “Company,” “we,” “our” or “us.”

•	The 2014 Annual Meeting of Stockholders is referred to as the “Annual Meeting” or “2014 Annual Meeting.”

•	References to “2013” and “for the year ended December 31, 2013” mean the Company’s fiscal year for the period beginning January 1, 2013 and ending December 31, 2013.

•	The term “executive officers” means those executives listed in the Executive Officer Information section of this Proxy Statement and on our website.

•	“Named Executive Officers” means the five executive officers identified in the Compensation Discussion and Analysis section of this Proxy Statement.

•	The term “Proxy Materials” means and consists of this Proxy Statement, the proxy relating to the 2014 Annual Meeting and the 2013 Annual Report.

•
We also refer to our “website,” which means the Internet website available at http://www.werner.com under the “Investors” link, as provided in the Internet Website and Availability of Materials section of this Proxy Statement.

This Proxy Statement and our 2013 Annual Report are available on our website. In these Proxy Materials, we refer to certain reports and forms that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). All of our SEC filings are available on our website, as well as the SEC website at www.sec.gov. You may also request copies of our SEC filings and Proxy Materials from our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

ANNUAL MEETING INFORMATION

The 2014 Annual Meeting of Stockholders will be held at 10:00 a.m. local Central Daylight time on Tuesday, May 13, 2014, at the Embassy Suites Omaha-La Vista Hotel & Conference Center, and at any adjournment(s) thereof. The Embassy Suites Omaha-La Vista Hotel & Conference Center is located at 12520 Westport Parkway in La Vista, Nebraska, which is situated near U.S. Interstate 80 and the Giles Road exit (Exit 442) in La Vista’s Southport development. Should you require additional directions to attend the meeting and vote in person, you may contact our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section. At the meeting, members of our management team will discuss our results of operations and business plans. Members of our Board of Directors are also expected to be present to answer your questions.

VOTING INFORMATION AND INSTRUCTIONS

Record Date. The record date for the Annual Meeting is March 24, 2014. On the record date, 72,389,330 shares of common stock ($0.01 par value) were outstanding. At the Annual Meeting, each stockholder will be entitled to one vote (in person or by proxy) per share that is owned of record at the close of business on March 24, 2014. Each share has one vote on each matter. Our stock transfer books will not be closed. On March 24, 2014, the closing market price of our common stock as reported on the NASDAQ Global Select MarketSM was $25.14 per share.

Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. “Broker non-votes” are shares held by a brokerage firm, bank or other nominee (collectively, a “broker”) that are represented by proxy at the Annual Meeting, but the broker has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power for certain matters.

Stockholders Eligible to Vote. Only stockholders of record as of the close of business on the record date are entitled to receive notice of, attend and vote at the Annual Meeting. Shares that may be voted at the Annual Meeting include shares that are held by (i) “registered stockholders” and (ii) “beneficial owners.”

(i)
If your shares are registered directly in your name with our transfer agent (Wells Fargo Bank Minnesota, N.A.), you are considered a “registered stockholder” and the stockholder of record with respect to those shares.

(ii)
Most stockholders hold their shares through a broker, rather than holding shares registered directly in the stockholder’s name. In that case, you are considered a “beneficial owner” of shares held in street name.

Stockholder Voting Methods. Your type of stock ownership determines the method by which you may vote your shares.

Registered Stockholders. If you are a registered stockholder, you may vote your shares by mail using the enclosed proxy and postage-paid return envelope and by following the instructions appearing on the proxy. As a registered stockholder, you may also vote your shares in person at the Annual Meeting by notifying and obtaining a ballot from the Corporate Secretary prior to the occurrence of any votes.

Beneficial Owners. If you are a beneficial owner, you have the right to instruct your broker how to vote the shares held in your account. Your broker will inform you as to how your shares may be voted by proxy, including whether Internet or telephonic voting options are available. As a beneficial owner of shares, you may not vote in person at the Annual Meeting unless you obtain from your broker a legal proxy that gives you the right to vote the shares.

Regardless of your type of stock ownership, your right to vote in person at the Annual Meeting is not affected by signing and returning the proxy by mail (as generally done by registered stockholders) or by submitting your proxy pursuant to your broker’s instructions (as done by beneficial owners, commonly by the Internet or telephone).

Voting Your Proxy and Designated Proxy Holders. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions you made when granting the proxy. Unless you specify otherwise or if no choice is indicated on your proxy, all shares of our common stock represented by the proxy will be voted:

(i)	FOR the election of ALL nominees for Class II director (Proposal 1);

(ii)	FOR the approval of the advisory resolution on executive compensation (Proposal 2);

(iii)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014 (Proposal 3); and

(iv)	In accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting or any adjournment thereof. See Other Matters in this Proxy Statement.

For purposes of the 2014 Annual Meeting, Clarence L. (“C.L.”) Werner and Gary Werner will act as the appointed and authorized “Designated Proxy Holders.” Your executed proxy appoints each of the Designated Proxy Holders as your duly authorized attorney-in-fact and gives the Designated Proxy Holders the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote. The Designated Proxy Holders will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on the proposals discussed in this Proxy Statement, or for any other matters properly presented at the Annual Meeting, your proxy also gives the Designated Proxy Holders the discretionary authority to vote your shares represented thereby as noted in this Proxy Statement and in accordance with their best judgment.

Revoking Your Proxy. Any stockholder who delivers an executed proxy has the right to revoke the proxy at any time prior to the call to vote at the Annual Meeting. You may revoke your proxy before the Annual Meeting by (i) delivering a written and executed notice of revocation of the proxy to the Corporate Secretary at our executive offices prior to the Annual Meeting or (ii) executing and delivering a subsequent proxy (dated later than the previously submitted proxy) before the Annual Meeting. Alternatively, you may revoke your proxy by attending the Annual Meeting, informing the Corporate Secretary of your proxy revocation and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Cumulative Voting in Director Elections. With respect to the election of directors, Company stockholders (or their proxy holder, if one is appointed) have cumulative voting rights under the laws of the State of Nebraska. This means that you (or your proxy holder) may: (i) vote your shares for as many directors as are to be elected; (ii) cumulate your shares and give one director nominee an amount of votes equal to the total number of directors to be elected multiplied by the total number of your shares; or (iii) distribute an amount of votes calculated as described in section (ii) among as many director nominees as you desire. If you wish to vote cumulatively, you must vote in person or give your specific cumulative voting instructions to the selected proxy, and your instructions must indicate the number of votes represented by your shares that are to be cast for one or more of the director nominees. The solicitation of proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes. You may withhold authority to vote for any nominee(s) by striking through the name(s) of such nominee(s) on the accompanying proxy.

Votes Required for Proposals and Voting Process. If you are a beneficial owner, certain exchange rules govern how brokers can vote your shares. If your broker does not receive voting instructions from you, the broker may generally vote your shares on certain routine matters but cannot vote your shares on the election of directors, corporate governance proposals and other non-routine matters; these broker non-votes will not be treated as votes cast at the Annual Meeting on non-routine matters. With respect to the proposals described in this Proxy Statement to be voted on at the 2014 Annual Meeting, the election of directors (“Proposal 1”) and approval of the advisory resolution on executive compensation ("Proposal 2") constitute non-routine matters. The ratification of the appointment of our independent registered public accounting firm (“Proposal 3”) is considered a routine matter.

The following votes are required for the three proposals discussed in this Proxy Statement to be voted on at the Annual Meeting, assuming the presence of a quorum:

Proposal 1. Directors are elected when they receive a plurality of affirmative votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. This means the three nominees receiving the highest number of votes at the Annual Meeting, after taking into account any cumulative voting, will be elected to the Board. Abstentions and broker non-votes will not impact the election of directors.

Proposal 2. The approval of the advisory resolution on executive compensation will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the resolution. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of such vote.

Proposal 3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the matter. Broker non-votes will also be counted as votes cast; however, because brokers may vote on this routine matter, no broker non-votes are expected in connection with this Proposal 3.

Voting Results. Our Corporate Secretary has been appointed by the Board to serve as the inspector of election for the Annual Meeting. Proxies and ballots will be received and tabulated by the inspector of election. Preliminary voting results will be announced at the Annual Meeting, and the inspector of election will then calculate final voting results. We will disclose the Annual Meeting voting results on a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Stockholder Privacy. As a matter of Company policy, we keep all proxies, ballots and voting tabulations that identify individual stockholders private and confidential. Such documents are available for examination only by the inspector of election and certain Company representatives who assist with processing proxies and tabulating the vote. Stockholder votes are not otherwise disclosed within the Company, to members of our Board or to third parties, except as may be necessary to meet legal requirements.

EXPENSES OF SOLICITATION

We will bear all costs of this proxy solicitation, including expenses for the preparation, printing, assembly and mailing of materials. Some of our directors, officers and employees may also solicit proxies in person or by the Internet, telephone or other electronic communications, and they will not receive any additional compensation for making such solicitations. We will also reimburse brokerage firms and other custodians and fiduciaries for all reasonable expenses incurred for forwarding Proxy Materials to beneficial owners of our stock in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense.

OTHER MATTERS

On the date of mailing this Proxy Statement, the Board of Directors knows of no other matters to be brought before stockholders at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented at the meeting, your signed proxy authorizes the Designated Proxy Holders to vote the shares represented thereby in their discretion and according to their best judgment.

Assuming the presence of a quorum, all other matters that properly come before the Annual Meeting will each require the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board may be divided into two or three separate classes of directors. Each class must consist of not less than two, nor more than five, directors, and the classes should be nearly equal in number as possible. Our By-Laws provide for eight directors, divided into three classes (Class I, II and III), and each class should have the same number of directors to the extent possible. Directors hold office for a term of three years and until a successor is elected and qualified. Each term expires at the third succeeding annual meeting of stockholders after the respective director’s election. The terms of office for each class of current directors expire at the annual meeting of stockholders in the following years: Class I, 2016; Class II, 2014; and Class III, 2015.

DIRECTOR NOMINEES

You will be asked to elect three directors in Class II to each serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until his respective successor is elected and qualified. The three current Class II directors whose terms will expire at the 2014 Annual Meeting are:

Gary L. Werner	Gregory L. Werner	Michael L. Steinbach
Gary Werner, Gregory Werner and Michael Steinbach have been nominated for re-election at the 2014 Annual Meeting for terms expiring at the 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The individual qualifications, skills and experience of the nominees for director are discussed in their respective biographies in the following Director Information section.

Each of the nominees designated in this Proxy Statement has indicated his intention to serve as a director if elected, and the Board does not know of any reason why any nominee will be unavailable for election. In the event any nominee becomes unwilling or unable to serve as a director, the shares represented by your accompanying proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold (whether on your proxy or in person at the Annual Meeting) authority to vote your shares for the unavailable nominee or substitute nominee. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

DIRECTOR INFORMATION

Identified in the table below are the director nominees and the directors whose terms will continue after the 2014 Annual Meeting, all of whom are current members of our Board. Certain information provided to us by our directors regarding their qualifications, skills and experience is also set forth in the biographies following the table. Family relationships between any directors and executive officers are noted in the relevant biographies. None of the corporations or other organizations referenced in the biographies is a parent, subsidiary or affiliate of the Company.

MEMBERS OF THE BOARD OF DIRECTORS
Name	Principal Occupation	Term Ends	Class
Clarence L. Werner	Chairman Emeritus of Werner Enterprises, Inc.	2015	III
Gary L. Werner	Chairman of Werner Enterprises, Inc.	2014	II
Gregory L. Werner	Vice Chairman & Chief Executive Officer of Werner Enterprises, Inc.	2014	II
Kenneth M. Bird, Ed.D.	President & Chief Executive Officer of the Avenue Scholars Foundation	2016	I
Patrick J. Jung	Chief Operating Officer of Surdell & Partners LLC	2015	III
Dwaine J. Peetz, Jr., M.D.	Former Thoracic Surgeon; Former Clinical Assistant Professor of Surgery at Creighton University School of Medicine and University of Nebraska Medical Center	2016	I
Duane K. Sather	Former President of Sather Trucking Corporation and Former Chairman of Sathers Inc.	2015	III
Michael L. Steinbach	Owner of Steinbach Farms & Equipment Sales and Steinbach Truck & Trailer	2014	II

CLARENCE L. WERNER, 76, operated Werner Enterprises as a sole proprietorship from 1956 until the incorporation of Werner Enterprises, Inc. in September 1982. He has been a Company director since that time and served as President until 1984. He also served as our Chief Executive Officer from 1984 until February 2007. Mr. Werner was our Chairman from 1984 until he resigned as Chairman and was named to his present position as Chairman Emeritus in May 2011. As our founder, Mr. Werner has been actively involved in the Company’s business and operations since its inception 58 years ago. As a result of these professional experiences, Mr. Werner brings to the Board a unique understanding of our business and operations attributed to his long-standing commitment to, management of and involvement with the Company for more than 50 years, as well as his significant and extensive knowledge of the transportation industry. Mr. Werner is the father of brothers Gary Werner and Greg Werner.

GARY L. WERNER, 56, has been a director of the Company since its incorporation. Mr. Werner was General Manager of Werner Enterprises, Inc. and its predecessor from 1980 to 1982. He also served as Vice President from 1982 until 1984, when he was named our President & Chief Operating Officer. Mr. Werner was then named Vice Chairman in 1991 and held such position until being named Chairman in May 2011. He has served as our Chairman since that time. From 1993 to April 1997, Mr. Werner also reassumed the duties of President. Mr. Werner also serves on the advisory board of the Eppley Cancer Center of the University of Nebraska Medical Center. Mr. Werner has a depth of professional experience acquired during his long-term service with the Company, and his extensive comprehension of our business derived from such experience provides a valuable perspective on the Company’s operations and industry. Mr. Werner is a son of C.L. Werner and a brother of Greg Werner.

GREGORY L. WERNER, 54, was elected as a director of the Company in 1994. He served as our Treasurer from 1982 to 1986, became Vice President in 1984, and was promoted to Executive Vice President in 1996. Mr. Werner has also directed revenue equipment maintenance for Werner Enterprises, Inc. and its predecessor since 1981 and became responsible for our management information systems in 1993. Mr. Werner served as our President from April 1997 until May 2011 and as our Chief Operating Officer from 1999 to 2007. Mr. Werner was named our Chief Executive Officer in February 2007, a position he continues to hold, and he became our current Vice Chairman in May 2011. Mr. Werner possesses significant knowledge and a thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with the Company. Because of his position as our Vice Chairman & Chief Executive Officer, Mr. Werner also provides the Board with an important insider perspective and management’s point-of-view about various aspects of our business operations and strategies. Mr. Werner is a son of C.L. Werner and a brother of Gary Werner.

KENNETH M. BIRD, ED.D., 66, was appointed by our Board of Directors in 2002 to fill a vacant directorship position and was subsequently elected by the stockholders. Dr. Bird is currently the President & Chief Executive Officer of the Avenue Scholars Foundation, a nonprofit entity that serves youth education in Omaha, Nebraska. Dr. Bird previously served as Superintendent of Westside Community Schools in Omaha, Nebraska from 1992 until May 2008, and he also held various administrative positions with Westside Community Schools since 1981. Prior to 1981, he was employed by the Nebraska Department of Education and as a special education teacher at Westside Community School. Dr. Bird’s broad range of board experience is also considerable and extensive. He is active in local, state and national professional organizations as a member of various advisory councils, committees and task forces. Dr. Bird serves as a director or trustee on a number of civic boards, and he has been the recipient of several professional, leadership and community service awards. He possesses significant overall board experience, administrative competence, executive and financial experience and proven leadership skills that enhance our Board’s diversity and discussions. As a result of these professional and other experiences, Dr. Bird brings to the Board a broad perspective of our community and an appreciation of corporate governance principles that contribute to the collective qualifications, skills and experience of our Board of Directors.

PATRICK J. JUNG, 66, was elected as a Company director in 2003. He serves as the Chief Operating Officer of Surdell & Partners LLC, an advertising company in Omaha, Nebraska. Prior to his position with Surdell & Partners LLC, Mr. Jung was a practicing certified public accountant with KPMG LLP for 30 years, 20 years of which he served as an audit partner. He was also the audit engagement partner on the Company’s annual audit for the year ended December 31, 1999 prior to his retirement from KPMG LLP in 2000. Mr. Jung is a member of the Board of Managers of Burlington Capital Group LLC, which acts as the Board of Managers of America First Multifamily Investors, L.P., a publicly traded company, and serves on its audit and governance committees. Located in Omaha, Nebraska, Burlington Capital Group LLC’s business involves real estate, money management and emerging markets. Mr. Jung is a director and officer of the Omaha Zoological Society and also works with several civic boards and organizations. Mr. Jung has significant knowledge and experience in financial management, accounting processes and corporate governance that is derived from his professional and other experiences. He brings to our Board substantial accounting and financial expertise and sophistication, exceptional administrative proficiency, overall board experience and comprehension of our business operations and industry that contribute to the Board’s collective qualifications, skills and experience. Mr. Jung also qualifies as an audit committee financial expert and serves as Chair of both our Audit Committee and Compensation Committee.

DWAINE J. PEETZ, JR., M.D., 63, was appointed by our Board of Directors in May 2011 to fill a vacant directorship position and was elected by the stockholders at the 2012 Annual Meeting. Dr. Peetz is a thoracic surgeon from Omaha, Nebraska and retired from practice in 2011. He was formerly the Assistant Clinical Professor of Surgery at the Creighton University School of Medicine and the Clinical Assistant Professor of Surgery at the University of Nebraska Medical Center, both of which are nationally recognized and accredited medical schools located in Omaha, Nebraska. Dr. Peetz graduated from the Creighton University School of Medicine, completed his residency in thoracic surgery at the University of Michigan in Ann Arbor, Michigan and became certified by the American Board of Surgery in 1981 and American Board of Thoracic Surgery in 1983. During his distinguished career, Dr. Peetz acquired comprehensive leadership, board and administrative experience. He has been active in various professional organizations, served as the chairman and a member of several affiliated hospital committees and authored numerous medical publications and abstracts. From 1991 to 1999, he was also the chairman of the department of surgery for the Alegent Health Bergan

Mercy Medical Center in Omaha, Nebraska. Because of these professional experiences, Dr. Peetz brings to the Board an important and unique point of view regarding organizational and operational management issues, business administration and financial knowledge, public health and safety expertise and valuable management insight. His sophisticated professional perspective and overall administrative adeptness are beneficial and contribute to the collective qualifications, skills and experience of our Board of Directors.

DUANE K. SATHER, 69, was elected as a Company director in 2006. Mr. Sather’s extensive knowledge and experience in our industry is partially attributable to his service as President of Sather Trucking Corporation from 1972 to 1996. From 1988 to 1996, he also served as Chairman of Sathers Inc., a wholesale candy manufacturer and distributor. Sather Trucking Corporation and Sathers Inc. were sold to Favorite Brands International, Inc. in 1996. Mr. Sather is an investor and currently serves as a director of privately held companies that construct and operate ethanol plants in the Midwest. During his tenure with Sather Trucking Corporation and Sathers Inc., Mr. Sather gained a wide range of knowledge about the trucking industry, including managing a large workforce, overseeing a large business operation, marketing and logistics. Mr. Sather brings to the Board his diverse business and executive experience and comprehensive industry knowledge. This invaluable industry insight contributes to our Board’s collective qualifications, skills and experience.

MICHAEL L. STEINBACH, 59, was elected as a director of the Company in 2002. He has been the sole owner of Steinbach Farms & Equipment Sales since 1973. Steinbach Farms & Equipment Sales buys and sells farmland and equipment and is located in Valley, Nebraska. Mr. Steinbach has also been the sole owner of Steinbach Truck & Trailer, a semi-tractor and trailer dealership located in Valley, Nebraska, since 1997. He also farms or custom farms approximately six thousand acres of farmland. Mr. Steinbach possesses an extensive understanding of the semi-tractor and trailer industry acquired from his experience in the equipment sales business. His depth of knowledge of our primary equipment (semi-tractors and trailers) is a valuable resource to the Company as we assess the age, productivity and other characteristics of our tractor and trailer fleet. This knowledge, coupled with Mr. Steinbach’s related comprehension of the truckload transportation industry and successful personal business experience, contribute to our Board’s collective qualifications, skills and experience.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 1

The Board of Directors unanimously recommends that stockholders vote FOR the election of each director nominee. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the election of all director nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board has affirmatively determined that all members of our Board of Directors are independent pursuant to SEC rules and the listing standards adopted by NASDAQ, except for C.L. Werner, Gary Werner and Greg Werner. The Board has also determined that each member of the three Board committees satisfies the applicable independence requirements of NASDAQ and the SEC.

Our Nominating and Corporate Governance Committee reviewed the (i) legal and regulatory standards for assessing Board and Board committee independence, (ii) criteria for determining a director’s “audit committee financial expert,” “non-employee director” and “outside director” status and (iii) responses to annual and biannual questionnaires completed by our directors. After completing its review, the Nominating and Corporate Governance Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations and after considering the information available to the committee.

ROLE AND LEADERSHIP OF THE BOARD OF DIRECTORS

One of the primary roles of the Board of Directors is to oversee our senior management in the competent and ethical operation of our business and to ensure that our stockholders’ interests are being properly served. To achieve these objectives, the Board establishes and maintains high standards of responsibility and ethics that, when consistently applied and followed, contribute to our business’s overall success.

The Chairman presides over each Board meeting and is actively involved in determining agendas for Board meetings and serving as a liaison between our Board and management. The Board elects our Chairman each year at its annual meeting. Gary Werner serves as our Chairman, and Greg Werner serves as our Vice Chairman & Chief Executive Officer (“CEO”). Each individual was elected by our Board at its 2013 annual meeting to serve in his current position for a one-year term or until his respective successor is duly elected and qualified, pursuant to Section 2 of Article III of our By-Laws.

The positions of Chairman and CEO are held by two individuals instead of the same person. Although Gary Werner and Greg Werner are not independent directors, we believe our current leadership structure is effective for us. This configuration demonstrates to our stockholders, employees and customers that our primary leadership roles are served by two qualified people who each have an extensive depth of knowledge about the Company’s business and industry, share a long-standing dedication to and significant ownership interest in the Company and are equally committed to our development and success.

Our independent directors regularly meet in “executive sessions,” which are meetings conducted without the presence of management. These executive sessions are typically conducted after each quarterly Audit Committee meeting and may also be held when deemed appropriate by the independent directors. Our Audit Committee is comprised solely of all of our independent directors, each of whom typically attends each Audit Committee meeting. Our independent directors do not formally select a lead independent director to preside over their executive sessions. Rather, Mr. Jung, Chair of the Audit Committee, presides over the executive sessions of the independent directors, and he also acts as a liaison between the independent directors, management and the full Board. Further information regarding the 2013 executive sessions is provided under the Committees of the Board of Directors section.

We believe that separating the Chairman and CEO positions, having the majority of our Board and each Board committee comprised of independent directors (who meet regularly in executive sessions) and having independent directors serve as Chairs of our Board committees provides an effective and strong leadership structure for the Company. Our Board has the flexibility to continue or modify our leadership structure in the future, as the Board deems appropriate or necessary.

BOARD OVERSIGHT OF RISK MANAGEMENT

Company management is responsible for risk assessment and mitigation on a Company-wide basis, and our Board oversees and reviews these risk management efforts overall. Our Board believes that risk oversight fundamentally includes understanding the material risks we confront and how management responds to such risks, as well as a comprehension of what risk levels are appropriate for us. Typically, management identifies and measures various risks facing the Company and analyzes the factors associated with such risks, such as the probability and frequency of occurrence and potential impact on our cash flow, financial results and overall business and operations. Diverse types of risk are identified which are generally competitive, economic, regulatory or technological in nature. Management then develops response plans to address, mitigate and monitor identified risks and also reports and discusses these risks and plans with the Board. In its risk oversight role, our Board regularly evaluates and confers with management about the objectives of and risks involved with each plan. The Board also considers risk when assessing our business strategies and objectives, which is also integral to the Board’s risk management and tolerance evaluations. In 2013, the Company adopted a more formalized enterprise risk management process to assist with the assessment and mitigation of company risks.

While our Board has overall responsibility for risk oversight, each of the other Board committees considers certain risks within its respective area of responsibility. Our Audit Committee has primary oversight responsibility with respect to risks relating to internal controls over financial reporting and contingent liabilities and risks that may be material to the Company. As discussed in the Risk Management Related to Compensation section, our Compensation Committee considers the Company’s risks in determining whether our executive compensation program encourages executive officers to take unreasonable risks relating to our business. Our Nominating and Corporate Governance Committee reviews risks related to legal and regulatory compliance concerning various corporate governance matters. The risk oversight roles of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee did not impact our leadership structure because our Board is comprised of a majority, and such Board committees consist entirely, of independent directors.

CORPORATE GOVERNANCE POLICIES AND MATERIALS

The members of our Board of Directors possess a variety of experience, knowledge and judgment, and the diversity of these skills complements our corporate governance structure. Our corporate governance policies are designed to enable effective and thorough decision-making and to allow proper and comprehensive monitoring of the Company’s performance and compliance. These policies are also meant to provide our Board with practical guidelines that are regularly reviewed and can be appropriately revised and updated in response to regulatory developments and evolving business and governance practices. Our fundamental corporate governance principles and practices are set forth in our Code of Corporate Conduct and other policies, each of which is available on our website. Pursuant to SEC rules, we will disclose amendments to or waivers from our Code of Corporate Conduct, as they relate to our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), on our website or in a Current Report on Form 8-K filed with the SEC. To date, we have not granted any waivers from our Code of Corporate Conduct to the CEO, CFO or CAO.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through (i) meetings of the Board, (ii) actions taken by written consent in lieu of meetings, (iii) actions of its committees and (iv) discussions with management, the independent auditors and other consultants retained from time to time. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee evaluates each committee’s composition and appoints committee members annually. The Board then approves each committee’s members appointed by the Governance Committee at the Board’s first meeting held thereafter. The Board may also make further changes to committee assignments from time to time as the Board deems appropriate or as advised by the Governance Committee. A majority of full committee membership elects committee Chairs, unless elected by the full Board. Committee members cannot be removed except by a majority vote of independent directors in office at the time. The responsibilities and duties of each committee are discussed below.

Our Board delegates various responsibilities and authority to the committees to foster the effective governance of the Company. Each committee also meets periodically or when appropriate and reports their respective activities and actions to the full Board. The committees operate pursuant to written charters (including any amendments thereto) approved and adopted by the Board. Each committee charter is available on our website (http://www.werner.com under the “Investors” link).

The composition of each Board committee is as follows:

2013 BOARD COMMITTEE MEMBERSHIP
Name	Audit Committee	Compensation Committee	Governance Committee	Board of Directors
Clarence L. Werner				X
Gary L. Werner				X
Gregory L. Werner				X
Kenneth M. Bird, Ed.D.	X	X		X
Patrick J. Jung	Chair	Chair		X
Dwaine J. Peetz, Jr., M.D.	X	X	X	X
Duane K. Sather	X		Chair	X
Michael L. Steinbach	X		X	X
Number of Meetings	4	2	1	4(1)

(1)	Four (4) executive sessions of the independent directors were held in 2013.

ATTENDANCE AT BOARD AND BOARD COMMITTEE MEETINGS AND ANNUAL MEETING

During 2013, each incumbent director attended and participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all Board committees on which he served (during the periods that he served). We encourage directors to attend annual meetings of stockholders, although we do not have a formal policy regarding director attendance at these meetings. All of our directors attended our Annual Meeting of Stockholders in May 2013, and we anticipate that most, if not all, of our directors will attend the 2014 Annual Meeting. The number of meetings conducted in 2013 by the Board and each Board committee are provided in the 2013 Board Committee Membership table on the previous page.

AUDIT COMMITTEE

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board of Directors established a separately-designated standing Audit Committee to oversee our accounting and financial reporting policies and processes (including our internal control systems) and the quarterly review and annual audit of our financial statements by our independent registered public accounting firm. Such oversight is performed in accordance with the applicable SEC rules and NASDAQ listing standards. As more fully described in its charter, the Audit Committee’s responsibility for overseeing our accounting and financial reporting processes includes but is not limited to:

•	Discussing the annual audit and resulting letter of comments with management;

•	Consulting with the auditors and management regarding the adequacy of internal controls;

•	Reviewing our financial statements prior to their release with management and the independent auditors;

•	Evaluating with management the process used to support the CEO and CFO certifications that accompany our periodic SEC filings;

•	Appointing the independent auditors for the next fiscal year;

•	Reviewing and approving all audit and non-audit services and fees;

•	Overseeing the work of our internal audit department and independent auditors; and

•	Assessing and maintaining procedures for the anonymous submission of complaints concerning accounting and auditing irregularities.

The Audit Committee meets in executive session with our independent auditors and also in a separate executive session with the head of our internal audit department. These meetings are conducted without the presence of our management and occur at each quarterly Audit Committee meeting. In 2013, as Audit Committee Chair, Mr. Jung also participated in four additional meetings with management and the independent auditors for the purpose of reviewing the Company’s financial results prior to the issuance of our quarterly earnings press releases.

Audit Committee Independence and Financial Expert. Our Board of Directors has determined that each Audit Committee member (i) meets the independence criteria prescribed by Rule 10A-3(b)(1) and Section 10A(m)(3) of the Exchange Act; (ii) is independent under the NASDAQ listing standards and (iii) has sufficient knowledge and sophistication in financial and auditing matters under the NASDAQ rules. The Board also designated Mr. Jung as an “audit committee financial expert” as defined under the SEC rules upon determining that Mr. Jung possesses the requisite qualifications and experience.

Please refer to the Report of the Audit Committee section for the 2013 report.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining and approving the compensation of our Chairman and our Vice Chairman & CEO. The Compensation Committee also approves the compensation of all other executive officers after considering the recommendations of our Vice Chairman & CEO (who also seeks and considers input from the Chairman Emeritus and the Chairman). (Although we do not classify Chairman Emeritus as an executive officer position, the Compensation Committee also determines and approves the compensation for our current Chairman Emeritus because of C.L. Werner’s previous long-standing service as an executive officer of the Company.) Prior to making any such compensation determinations, the committee performs an annual review of all compensation elements for our executive officers and Chairman Emeritus, including but not limited to base salary, cash bonuses and stock awards. Our Compensation Committee is tasked with evaluating and approving our overall executive compensation strategy and elements to ensure such components align with our business objectives, stockholder interests and responsible corporate practices and culture. Additionally, the Compensation Committee is responsible for recommending to the Board the compensation policies for our independent directors and overall Board members. The

Compensation Committee has responsibility for oversight of and determining awards of equity compensation pursuant to the Werner Enterprises, Inc. Amended and Restated Equity Plan (the “Equity Plan”).

As explained in more detail under Compensation Determination Process within the Compensation Discussion and Analysis section, the Compensation Committee delegated to our Vice Chairman & CEO certain authority that allows him to modify the base salaries of executive officers within ranges established by the Compensation Committee. The Compensation Committee annually reviews and approves any such base salary changes at its year-end meeting. The Compensation Committee also reviews and determines the compensation of the Chairman Emeritus, Chairman and Vice Chairman & CEO independent of each such officer’s participation or consultation. These tasks were performed by the Compensation Committee in 2013.

During 2013, the Compensation Committee retained the firm of Pay Governance LLC (“Pay Governance”) as its compensation consultant to assist with the continued development and evaluation of compensation policies and with the Compensation Committee’s determinations of compensation awards. The Compensation Committee engaged Pay Governance to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers. This analysis compared the base salary, annual cash bonus and long-term incentive components of compensation to peer groups. In 2013, other than for work completed for the Compensation Committee, Pay Governance did not provide any services to us, our management or any of our affiliates. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

The Report of the Compensation Committee section contains the 2013 report. For more information about the Compensation Committee’s activities and the retention of Pay Governance in 2013, refer to the Compensation Discussion and Analysis, Role of the Compensation Consultant and Report of the Compensation Committee sections of this Proxy Statement. The Compensation Committee’s functions are also described in its charter.

Compensation Committee Independence. Our Board of Directors has determined that all current Compensation Committee members satisfy the applicable SEC and NASDAQ independence requirements. Each Compensation Committee member is also (i) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an officer or employee of the Company at any time during 2013 or on the date of this Proxy Statement. In 2013, no member of the Compensation Committee had any relationships or transactions with the Company that would require disclosure as a “related person transaction” under the SEC rules and regulations and in the Proxy Statement section entitled Transactions with Related Persons. During 2013, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee is comprised only of directors whom the Board has determined satisfy the applicable SEC and NASDAQ independence requirements. The Governance Committee is responsible for the director nomination process. These duties include assisting the Board in identifying, evaluating and recruiting qualified potential candidates for election to the Board. The Governance Committee recommends for the Board’s approval the director nominees for any election of directors. This process is described further in the Director Nomination Process section.

The Governance Committee is also responsible for various corporate governance matters, including the development and oversight of our corporate governance policies, compliance practices and ethical standards of conduct for our directors, officers and employees. The committee makes recommendations to the Board regarding our corporate governance processes and reviews our Code of Corporate Conduct. The Governance Committee also monitors the effectiveness, and advises on the composition, structure and size, of our Board and Board committees. It also annually assists our Board with its independence and expertise determinations. The Governance Committee has oversight of the administration of our policies regarding “related person transactions” (as discussed under the Transactions with Related Persons section herein), and the committee reviews and approves or disapproves any such transaction when such approval is required by SEC and NASDAQ rules and regulations. A more complete description of the Governance Committee’s functions is provided in its charter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors established a process by which stockholders and other parties may communicate directly with members of the Board and/or the independent directors as a group. This process is described in our Stockholder Communications Procedure for Communicating with the Board of Directors, which is included on our website. You may direct any matter intended for the Board and/or independent directors by writing to the intended recipients in care of our Corporate Secretary at our executive offices. Generally, the Corporate Secretary will forward any received correspondence according to the stockholder’s instructions. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. A majority of our independent directors approved the process for collecting stockholder communications received by our Corporate Secretary on the Board’s behalf.

DIRECTOR NOMINATION PROCESS

Generally, the Governance Committee considers director candidates recommended by Board members, management and stockholders. Nominees for the Board of Directors are then selected by the Governance Committee according to the process summarized below and described in our current Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy (the “Directorship Guidelines Policy”) and Policy Regarding Director Recommendations by Stockholders (the “Stockholder Recommendation Policy”). Both policies are available free of charge on our website. Stockholders may also request a copy of these policies by contacting our Corporate Secretary at our executive office address or telephone number provided in this Proxy Statement. Each policy was approved by the Board of Directors and is administered by the Governance Committee. The Governance Committee evaluates the policies regularly and may update and revise the policies from time to time, subject to Board approval, when appropriate and as applicable legal or listing standards change.

Stockholder Recommendations for Director Candidates. With respect to director candidates identified by stockholders, the Stockholder Recommendation Policy applies. In accordance with the Stockholder Recommendation Policy, the Governance Committee will consider candidates proposed by only “qualified stockholders.” A “qualified stockholder” is an individual stockholder or group of stockholders that has beneficially owned at least 2% of our issued and outstanding common stock for at least one year (and will hold such percentage of stock through the date of the annual meeting, and if the recommended candidate is elected, through his or her term of service). Such stock ownership is determined as of the date the stockholder recommendation is submitted. You must submit stockholder director candidate recommendations in a written proposal, and each proposal must include all information required and requested by the Stockholder Recommendation Policy.

In order for a stockholder’s candidate to be evaluated and considered as a prospective nominee, you must submit your recommendation to our Corporate Secretary not less than 120 days before the one-year anniversary of the release date of the previous year’s proxy statement. (For example, the release date of the 2013 proxy statement was April 11, 2013. Stockholder recommendations intended for consideration for the director elections at the 2014 Annual Meeting had to be submitted on or before December 12, 2013.) Stockholder recommendations for director nominees must be submitted no later than the close of business on December 11, 2014 for the 2015 Annual Meeting of Stockholders.

Stockholder recommendations for director candidates must be accompanied by a description of each candidate’s qualifications in sufficient detail to permit the Governance Committee to evaluate whether each candidate satisfies the independence, financial literacy and experience requirements of the SEC, NASDAQ or other applicable laws or regulations. Director candidates proposed by stockholders in accordance with the Stockholder Recommendation Policy are evaluated by the Governance Committee in the same manner as any other prospective candidate during the director nominee selection process. We have not engaged and have not paid any fees to any third party for assistance with the director nomination process.

In addition to the requirements described above and in the Stockholder Recommendation Policy, all written stockholder proposals containing director candidate recommendations must comply with Rule 14a-8 of the Exchange Act. Rule 14a-8 sets forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Contact information for our Corporate Secretary is provided in the Contacting the Corporate Secretary and Executive Offices section.

Desirable Skills and Traits for Director Candidates. Generally, candidates for director positions should possess the following skills and traits:

•	Relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	The highest character and integrity and a reputation for working constructively with others;

•	Sufficient time to devote to meetings and consultation on Board matters; and

•	Freedom from conflicts of interest that would interfere with the candidate’s performance as a director.

The Governance Committee evaluates prospective nominees against certain minimum standards and qualifications, as identified in the Directorship Guidelines Policy, and the committee will strive to recommend director nominees who satisfy these standards and qualifications in large part. The basic standards and qualifications set forth in the Directorship Guidelines Policy include but are not limited to those skills and traits listed above and as follows:

•	Representation of our stockholders as a whole;

•	Background that contributes to a Board comprised of individuals with varied occupational experience and perspective;

•	Leadership experience and ability to exercise sound business judgment;

•	Accomplishments, credentials and recognition in their respective field;

•	Contributions to the Board’s skills, competency and qualifications through expertise in an area of business significant to us;

•	Personal and professional reputation for integrity, honesty, fairness and other similar traits; and

•	Knowledge of issues affecting us and critical aspects of our business and operations.

The Governance Committee also considers other relevant factors, such as the balance of management and independent directors, the need for Audit Committee or other Board committee expertise, relevant industry experience and the candidate’s understanding of financial matters and financial sophistication, literacy and proficiency. Our Governance Committee does not have a formal policy with respect to diversity; however, the Governance Committee considers it desirable if potential nominees compliment and contribute to the Board’s overall diversity and composition. In this respect, we broadly construe diversity to mean an array of opinions, perspectives, skills, personal and professional experiences and backgrounds and other distinguished attributes. Diversity is not solely limited to gender, race and ethnicity distinctions; rather, our interpretation of diversity also includes one’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as one’s personal and professional experiences, aptitude and expertise relevant to our transportation and logistics services industry.

DIRECTOR COMPENSATION AND BENEFITS

Only independent directors on our Board receive compensation for their service as one of our directors. The independent directors receive an annual compensation package that is designed to attract, motivate and retain highly qualified independent professionals to represent our stockholders. Directors who are employees of the Company do not receive any compensation for their service on our Board of Directors.

Our 2013 annual compensation package for independent directors is comprised of the annual cash retainers and cash meeting fees provided in the Independent Director Retainers and Fees table that follows. This compensation package did not change from 2012 to 2013. Additional annual retainers are paid to the Chairs of the Audit Committee and Compensation Committee, but directors do not receive any additional compensation for serving as the Governance Committee Chair or member of any other Board committee. We will also reimburse each independent director at cost for all of their respective reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service. Our independent directors are also eligible for equity awards pursuant to our Equity Plan. Shares of restricted stock were awarded to our independent directors in 2013.

The Compensation Committee and Board believe the current independent director retainer levels are appropriate to attract and retain top independent and outside Board members.

INDEPENDENT DIRECTOR RETAINERS AND FEES
Fee or Retainer	Amount Paid in 2013
Annual Board Retainer for Board Membership	$15,000 (paid in quarterly installments of $3,750 each)
Annual Retainer for the Audit Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Annual Retainer for the Compensation Committee Chair	$5,000 (paid in quarterly installments of $1,250 each)
Board of Directors Meeting Fee	$2,000 (paid for each Board meeting)
Board Committee Meeting Fee	$2,000 (paid for each committee meeting not held on the same day as a Board meeting)

Director Stock Ownership. We do not have formal stock ownership requirements for independent directors. The individual stock ownership of each independent director is set forth in the table under Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners within the Beneficial Ownership of Common Stock section of this Proxy Statement.

Compensation of Directors for 2013. The compensation received by each independent director varies because such compensation is based on (i) the number of Board and Board committee meetings held, (ii) the Board committees on which the independent director serves and (iii) whether the individual is the Chair of the Audit Committee or the Compensation Committee.

On December 2, 2013, the Compensation Committee, in its sole discretion, awarded each of the independent directors 1,000 shares of restricted stock in accordance with our Equity Plan. Pursuant to the Restricted Stock Award Agreements with the restricted stock recipients, the restricted stock is subject to service-based vesting provisions. Beginning one year after the grant date of each award, the restricted stock will vest annually in three increments of 34%, 33% and 33%, respectively. The awards will then become fully vested on December 2, 2016. The independent directors do not have any voting or dividend rights with respect to such stock until it is fully vested, and there are not any post-vesting sales restrictions on the shares. (The Form of Restricted Stock Award Agreement was included as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 4, 2009.) We did not grant any stock options or SARs to our independent directors in 2013.

The Director Compensation for 2013 table presents the compensation earned by each individual serving as an independent director during 2013 for service on our Board and its committees. This table does not include those directors who are also Company employees because such employee directors are not considered independent directors and thus did not receive any compensation in 2013 for their service on our Board. (The compensation paid by the Company to our employee directors is discussed in the Executive Compensation section and provided in the Summary Compensation Table for our Chairman and our Vice Chairman & CEO. The compensation paid by the Company to our Chairman Emeritus is provided in the Family Members of Executive Officers and Directors section.) Our independent directors do not participate in any benefit, pension or nonqualified deferred compensation plan of the Company. For these reasons, we have omitted those columns from the table.

DIRECTOR COMPENSATION FOR 2013
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kenneth M. Bird, Ed.D.	33,000	23,675	—	—	56,675
Patrick J. Jung	48,000	23,675	—	—	71,675
Dwaine J. Peetz, Jr., M.D.	33,000	23,675	—	—	56,675
Duane K. Sather	29,000	23,675	—	—	52,675
Michael L. Steinbach	29,000	23,675	—	—	52,675

(1)	The amounts in this column include fees and retainers received for Board membership, Board committee membership and for service as the Audit Committee Chair and Compensation Committee Chair.
(2)
On December 2, 2013, each of the independent directors was awarded 1,000 shares of restricted stock with a grant date fair value of $23.675 per share. The fair value of the restricted stock is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present value of estimated future dividends was calculated based on a $0.05 quarterly dividend amount per share and 0.4% risk-free interest rate. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 6 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2013. The aggregate number of stock awards outstanding at December 31, 2013 for each independent director is 1,660 shares; no option awards are outstanding.

EXECUTIVE OFFICERS

Our By-Laws provide that each executive officer holds his or her respective office for a term of one year or until his or her successor becomes duly elected and qualified, except that a term may be (i) longer than one year if such service is specified in an employment contract or (ii) terminated sooner than one year because of death, resignation or otherwise. Pursuant to the By-Laws, our Board of Directors elects our executive officers at the Board’s annual organizational meeting immediately following the annual meeting of stockholders.

EXECUTIVE OFFICER INFORMATION

The table that follows identifies our current executive officers and the capacities in which they now serve. Set forth following the table is certain biographical information provided to us by these executive officers regarding their acquired business skills and experience.

EXECUTIVE OFFICERS
Name	Position with the Company	Age
Gary L. Werner	Chairman	56
Gregory L. Werner	Vice Chairman & Chief Executive Officer	54
Derek J. Leathers	President & Chief Operating Officer	44
H. Marty Nordlund	Senior Executive Vice President—Specialized Services	52
Robert E. Synowicki, Jr.	Executive Vice President—Driver Resources	55
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer	56
Jim S. Schelble	Executive Vice President—Sales and Marketing	53
James A. Mullen	Executive Vice President & General Counsel	45
James L. Johnson	Executive Vice President, Chief Accounting Officer & Corporate Secretary	50

For information regarding the business experience of Gary Werner and Greg Werner, please refer to Director Information under the Proposal 1 – Election of Directors section of this Proxy Statement.

DEREK J. LEATHERS joined the Company in 1999 as the Managing Director—Mexico Division. During his tenure with us, he has served in the following positions: (i) Vice President—Mexico Division in 2000; (ii) Vice President—International in 2001; (iii) Senior Vice President—International in April 2003; (iv) Senior Vice President—Van Division

and International in July 2003; (v) Executive Vice President—Van Division and International in 2004; and (vi) Senior Executive Vice President and President of Werner Global Logistics in 2006. The Board then appointed Mr. Leathers our Chief Operating Officer in May 2008 and President in May 2011, and he currently serves in both positions. Prior to joining the Company, Mr. Leathers was Vice President of Mexico Operations for two years at Schneider National, a large truckload carrier, and he held various other management positions during his eight-year career at Schneider National.

H. MARTY NORDLUND joined us in 1994 as an account executive. He then received the following promotions within the Company: (i) Director of Dedicated Fleet Services in 1995; (ii) Senior Director of Dedicated Fleet Services in 1997; (iii) Vice President—Dedicated Fleet Services in 1998; (iv) Vice President—Specialized Services in 2001; (v) Senior Vice President—Specialized Services in 2003; and (vi) Executive Vice President—Specialized Services in 2005. In 2006, Mr. Nordlund was named to his current position as Senior Executive Vice President—Specialized Services. Before joining the Company, Mr. Nordlund held various management positions with Crete Carrier Corporation, a large privately held truckload carrier.

ROBERT E. SYNOWICKI, JR. joined the Company in 1987 as a tax and finance manager. Since that time, he was appointed to the following positions: (i) Treasurer in 1989; (ii) Vice President, Treasurer & Chief Financial Officer in 1991; (iii) Executive Vice President & Chief Financial Officer in March 1996; and (iv) Executive Vice President & Chief Operating Officer in November 1996. Mr. Synowicki was appointed Executive Vice President & Chief Information Officer in 1999, and he was named to his current position as Executive Vice President—Driver Resources in December 2010. Mr. Synowicki was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1983 until his employment with us in 1987. Mr. Synowicki also serves on the board of directors of Blue Cross and Blue Shield of Nebraska and other professional organizations.

JOHN J. STEELE joined the Company in 1989 as Controller. During his time with us, he was appointed to the following positions: (i) Corporate Secretary in 1992; (ii) Vice President—Controller & Corporate Secretary in 1994; (iii) Vice President, Treasurer & Chief Financial Officer in 1996; and (iv) Senior Vice President, Treasurer & Chief Financial Officer in 2004. He was named to his current position as Executive Vice President, Treasurer & Chief Financial Officer in 2005. Mr. Steele was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1979 until his employment with the Company in 1989. Mr. Steele also serves on the board of directors of Morningside College.

JIM S. SCHELBLE joined us in 1998 as Manager of New Business Development. During his tenure with us, Mr. Schelble was promoted to the following positions: (i) Director of National Accounts in 1999; (ii) Senior Director of Dedicated Services in 2000; (iii) Associate Vice President of Corporate and Dedicated Sales in 2002; (iv) Vice President—Sales in 2003; and (v) Senior Vice President—Sales in 2004. In 2005, he was named to his current position as our Executive Vice President—Sales and Marketing. Prior to joining the Company, Mr. Schelble spent twelve years with Roadway Express, a less-than-truckload carrier, in a variety of management positions within operations, sales, and marketing.

JAMES A. MULLEN joined us in 2006 as Vice President & General Counsel of Litigation. In June 2010, he was promoted to Executive Vice President & General Counsel. Before becoming employed by the Company, Mr. Mullen was an attorney with Fraser Stryker Law Firm in Omaha, Nebraska from 1993 to 1997. From 1997 until his employment with us, he was a partner with Lefler and Mullen, and later Mullen and Mullen, law firms in Omaha, Nebraska.

JAMES L. JOHNSON joined the Company in 1991 as Manager of Financial Reporting. Since that time, Mr. Johnson was appointed to the following positions with us: (i) Assistant Controller in 1992; (ii) Director of Accounting in 1994; (iii) Corporate Secretary & Controller in 1996; (iv) Vice President, Controller & Corporate Secretary in 2000; and (v) Senior Vice President, Controller & Corporate Secretary in 2005. He was named to his current position as Executive Vice President, Chief Accounting Officer & Corporate Secretary in July 2010. Mr. Johnson was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1985 until his employment with us in 1991.

BENEFICIAL OWNERSHIP OF COMMON STOCK

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The Beneficial Ownership table sets forth certain information as of March 24, 2014, with respect to the beneficial ownership of our common stock by:

(i)	Each of our directors and director nominees;

(ii)	Each of our Named Executive Officers;

(iii)	Each person known to us to beneficially own more than 5% of the outstanding shares of our common stock; and

(iv)	All current executive officers, directors and director nominees as a group.

On March 24, 2014, we had 72,389,330 shares of common stock outstanding. Except as otherwise indicated in the Beneficial Ownership table, the persons listed have sole voting power and sole investment power with respect to such shares of our common stock indicated as beneficially owned by them. Unless otherwise noted, the physical business address of each beneficial owner set forth in the Beneficial Ownership table is: Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138.

BENEFICIAL OWNERSHIP
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire(1)	Total Shares	Percent of Shares Outstanding(2)
Clarence L. Werner(3)	21,237,757	—	21,237,757	29.3%
Gary L. Werner(4) (5)	1,854,879	—	1,854,879	2.6%
Gregory L. Werner(5)	3,581,433	—	3,581,433	4.9%
Kenneth M. Bird, Ed.D.	840	—	840	*
Patrick J. Jung	2,340	—	2,340	*
Dwaine J. Peetz, Jr., M.D.	15,340	—	15,340	*
Duane K. Sather	7,323	—	7,323	*
Michael L. Steinbach	340	—	340	*
Derek J. Leathers	70,301	45,000	115,301	*
John J. Steele	15,951	30,000	45,951	*
James A. Mullen	10,510	10,000	20,510	*
Fairpointe Capital LLC(6)	5,512,555	—	5,512,555	7.6%
WEDGE Capital Management L.L.P.(7)	4,197,265	—	4,197,265	5.8%
Invesco Ltd.(8)	3,630,183	—	3,630,183	5.0%
All executive officers, directors and director nominees as a group (15 persons)(3) (4) (5)	26,602,916	200,000	26,802,916	36.9%
*Indicates beneficial ownership of less than 1%.

BENEFICIAL OWNERSHIP — Continued
(1)
This column represents shares of our common stock that a respective individual may acquire upon exercising stock options that are vested as of March 24, 2014 or that will vest and become exercisable 60 days thereafter. The shares underlying these options are not outstanding and may not be voted at the 2014 Annual Meeting. This column does not include any shares of restricted stock because all such shares awarded by the Company will vest more than 60 days after March 24, 2014.

(2)
The percentages are based upon 72,389,330 shares, which equal our outstanding shares as of March 24, 2014. In accordance with SEC rules, for individuals who hold options exercisable within 60 days of March 24, 2014, the number of shares of common stock on which the percentage is based also includes the number of shares underlying such options.

(3)
Clarence L. Werner has sole voting power with respect to 21,234,668 shares; sole dispositive power for 6,233,418 of these shares; shared voting power for 3,089 shares; and shared dispositive power with respect to 15,004,339 shares.

(4)
The shares shown for Gary L. Werner do not include: (i) 479,497 shares held by the Gary L. Werner Irrevocable Inter Vivos QTIP Trust II (the sole trustee of this trust is Union Bank and Trust Company, which has sole investment and sole voting power over the shares held by the trust); and (ii) 500,000 shares held by the Becky K. Werner Revocable Trust (the sole trustee of this trust is Becky K. Werner, Mr. Werner’s wife, and she has sole investment and sole voting power over the shares held by the trust). Mr. Werner disclaims actual and beneficial ownership of the shares held by the Gary L. Werner Irrevocable Inter Vivos QTIP Trust II and the shares held by the Becky K. Werner Revocable Trust.

(5)
The shares shown for Gary L. Werner and Gregory L. Werner each include 250,000 shares held by the Clarence L. Werner Grandchildren's Trust for the benefit of the grandchildren of Clarence L. Werner, some of which are children of Gary L. Werner and Gregory L. Werner. Gary L. Werner and Gregory L. Werner have shared voting and dispositive power with respect to the shares in the trust. Both Gary L. Werner and Gregory L. Werner disclaim actual and beneficial ownership of the shares held by the Clarence L. Werner Grandchildren's Trust. The beneficial ownership of all executive officers, directors and director nominees as a group also includes such 250,000 shares held by the Clarence L. Werner Grandchildren's Trust.

(6)
Based on Schedule 13G (Amendment No. 1) as of December 31, 2013, as filed with the SEC by Fairpointe Capital LLC. Fairpointe Capital LLC claims sole voting power of 5,368,503 shares, no shared voting power with respect to any of these shares, sole dispositive power of 5,442,555 shares, and shared dispositive power of 70,000 shares. According to the Schedule 13G filing, the address of this stockholder is 1 North Franklin Suite 3300, Chicago, Illinois 60606.

(7)
Based on Schedule 13G (Amendment No. 1) as of December 31, 2013, as filed with the SEC by WEDGE Capital Management L.L.P. WEDGE Capital Management L.L.P. claims sole voting power of 3,480,350 shares and sole dispositive power of 4,197,265 shares, but does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is 301 South College Street, Suite 2920, Charlotte, North Carolina 28202-6002.

(8)
Based on Schedule 13G as of December 31, 2013, as filed with the SEC by Invesco, Ltd. Invesco, Ltd. claims sole voting power of 3,630,183 shares and sole dispositive power of 3,630,183 shares, but does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our registered class of equity securities (common stock), to file with the SEC reports of beneficial ownership and changes in such beneficial ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us copies of all Section 16(a) forms they file. We file Section 16(a) reports on behalf of our executive officers and directors to report their initial and subsequent changes in beneficial ownership of our common stock.

Based solely upon our review of (i) the reports (including any amendments thereto) we filed on behalf of our officers and directors, (ii) copies of such forms furnished to us and (iii) written representations from certain reporting persons that no other reports were required for those persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, in a timely manner, during 2013.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

The federal Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act. Section 14A requires us to provide our stockholders with the opportunity to vote to approve our Named Executive Officers' compensation as disclosed in this Proxy Statement, in accordance with the compensation disclosure rules of the SEC. Such vote is conducted on a nonbinding and advisory basis.

We are required to ask our stockholders to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. Through our executive compensation program, we strive to attract, motivate and retain a talented, entrepreneurial executive team that provides leadership and contributes to the achievement of our overall business and financial goals and long-term success, while remaining true to our mission, values and guiding corporate principles. We seek to accomplish these objectives in a manner that rewards performance and aligns with our stockholders' long-term interests.

You should read the Compensation Discussion and Analysis section beginning on page 20 of this Proxy Statement, which describes our executive compensation program, how our executive compensation process functions and how the program and its procedures are designed to accomplish our compensation objectives. We also urge you to review the executive compensation tables and narratives appearing on pages 34 through 40, which provide more detailed information on our Named Executive Officers' compensation. Highlights of our executive compensation program include the following:

•	The Named Executive Officers' salary and annual cash bonuses in 2013 did not change from the amounts paid in 2012.

•
The Directors and Executive Officers collectively own approximately 36.9% of the shares of the Company's outstanding common stock. We believe this stock ownership significantly links the Directors and Executive Officers' interests with our stockholders' interests.

•
Total 2013 annual compensation for our Named Executive Officers decreased 45% in the aggregate from 2012, compared to a 16% decrease in earnings per diluted share, a 16% decrease in net income and a 15% annual total stockholder return for 2013.

•
None of our Named Executive Officers has a written employment agreement, severance agreement or change in control agreement. We also do not provide any "golden parachute" benefits to the Named Executive Officers.

•	Each of our Named Executive Officers is employed at-will and is expected to demonstrate exceptional performance as a member of our executive team.

Our Board and Compensation Committee believe our executive compensation program, articulated in the Compensation Discussion and Analysis, effectively achieves our compensation objectives, rewards performance and strongly links our Named Executive Officers' interests with the long-term interests of our stockholders. The Company believes our executive compensation program has been instrumental in and contributed to helping us achieve our consistent, strong financial performance and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

At the Company's annual meeting held on May 10, 2011, more than 95% of the votes cast (excluding broker non-votes) were in favor of the non-binding proposal on executive compensation. The Compensation Committee considered this an endorsement of our compensation policies and philosophy. The Company's stockholders also held an advisory vote on the frequency of future advisory votes on executive compensation at the 2011 annual meeting, and the stockholders voted to conduct such future advisory votes once every three years. Due in part to these results, the Board determined that any advisory resolution on executive compensation will be included in the Company's proxy materials once every three years, with the next vote being held in 2017. The Board has also determined that the Company will provide an advisory stockholder vote on the frequency of the say-on-pay vote at least once every six years. The next frequency vote will be in 2017.

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Company, Board of Directors and Compensation Committee. Although the vote on Proposal 2 is advisory and non-binding, the Board and Compensation Committee, when appropriate, will review and consider the voting results as one factor when making future decisions and determinations regarding executive compensation and our executive compensation program.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 2

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation. The Designated Proxy Holders of proxies solicited by the Board in this Proxy

Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement identifies our Named Executive Officers and explains how our compensation policies and practices are developed and operate with respect to such Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program and the executive compensation amounts shown in such section. This discussion should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative disclosures) and the Compensation Committee section under Corporate Governance in this Proxy Statement. As indicated in that section, the Compensation Committee of the Board of Directors is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. Our Compensation Committee is also comprised solely of independent directors, each of whom is independent pursuant to SEC rules and NASDAQ listing standards.

Named Executive Officers. Pursuant to the SEC rules, our Named Executive Officers consist of the CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers as of December 31, 2013. Our five Named Executive Officers are identified in the table below.

2013 NAMED EXECUTIVE OFFICERS
Name	Position with the Company
Gary L. Werner	Chairman
Gregory L. Werner	Vice Chairman & Chief Executive Officer
Derek J. Leathers	President & Chief Operating Officer
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer
James A. Mullen	Executive Vice President & General Counsel

Executive Summary. The Company and its Compensation Committee believe our executive compensation program has been instrumental to our business and in helping us accomplish our objectives. We also regard the program as appropriate and fair in view of our financial performance relative to our competitive peer group. Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to manage the Company, provide effective Company leadership, contribute to our long-standing success and create value for our stockholders. (The peer group is identified in the Competitive Peer Groups and Benchmarking section within the Compensation Discussion and Analysis. Our 2013 financial statements are included in our Annual Report on Form 10-K for 2013 filed with the SEC on February 25, 2014.)

In 2013, our financial results did not meet the high standards set by our financial results for 2012, which included net income in excess of $100 million for only the second time in our Company's history. The truckload freight market during 2013 was comparable to 2012; however, costs increased at a higher percentage than rates, which constrained margins in our trucking and logistics segments. These cost increases included higher equipment depreciation due to higher prices for new trucks to meet the EPA-mandated emissions standards, higher driver related costs due to the challenging driver recruiting and retention market and higher maintenance costs partially attributable to the higher costs of maintaining the new engines that must meet the EPA-mandated emissions standards. The July 2013 government-mandated changes to the driver hours-of-service rules also impacted our results by resulting in lower miles per truck. The Company believes our executive compensation program for the Named Executive Officers assisted in guiding the Company through these difficult operating conditions.

The table below summarizes and compares our key 2013 and 2012 financial results.

2013 AND 2012 FINANCIAL RESULTS — SUMMARY & COMPARISON
	2013(1)	2012(1)	Change (%)
Total Revenues	$2,029,183	$2,036,386	0%
Net Income	$86,785	$103,034	-16%
Earnings Per Diluted Share	$1.18	$1.40	-16%
Operating Ratio(2)	93.1%	91.6%
Return on Assets	6.5%	7.7%
Return on Equity	11.7%	13.6%

(1)	Dollar amounts in thousands, except for per share amounts.
(2)	Operating expenses expressed as a percentage of operating revenues.

The Compensation Committee considered, among other factors, our financial performance, total stockholder return, each executive’s individual performance and peer group executive compensation in relation to their financial results in making its decisions on total compensation for our Named Executive Officers. None of the Named Executive Officers received a base salary or annual bonus increase in 2013. No stock awards were granted to the Named Executive Officers in 2013. Total compensation for the Named Executive Officers in 2013 decreased 45% from 2012. Our three-year average annual total stockholder return was 7% (2011 to 2013), in comparison to a three-year annual average total stockholder return of 9% for our competitive peer group.

We strive to retain talented executive officers by compensating them in a manner that rewards performance and aligns such officers’ interests with our stockholders’ long-term interests, and we believe our executive compensation program helps to accomplish this objective. Our Named Executive Officers operate as a team vested in the Company’s success, and we expect our Named Executive Officers to contribute to our overall accomplishments and progress, rather than focus solely on objectives exclusive to the individual officer’s area of responsibility. The goal of our Compensation Committee also is to reward performance on a more consistent basis, during both challenging and favorable economic periods, in an effort to preclude large increases and decreases in executive compensation levels and to retain talented and experienced executive officers. In line with our executive compensation program, compensation awarded in 2013 to our Named Executive Officer team reflected the Company’s financial results and industry performance. With respect to Named Executive Officer compensation, our Chairman’s total direct compensation (which includes base salary, cash bonuses and long-term incentive compensation) was at the 10th percentile when compared to the total direct compensation of the peer group of executive chairmen. The total direct compensation of our other four Named Executive Officers averaged at the 62nd percentile when compared to the compensation of their peers at the companies in our competitive peer group, while our net income was at the 66th percentile. When evaluating compensation as a percentage of net income, we ranged from the 43rd percentile to the 49th percentile from 2010 to 2012 compared to our competitive peer group. Please refer to the Competitive Peer Group and Benchmarking section for information about our competitive peer group and our executive chairman peer group.

We also believe the total mix of compensation provided under our executive compensation program is competitive and attractive to our Named Executive Officers. We believe the components of our executive compensation program are directly connected to the principle that executive compensation should be based on performance (both individual and Company). The Company believes our program reflects such principle and effectively rewards performance in a simple and straightforward manner. Our elements of compensation promote and retain stability within our executive team and maintain value for our stockholders, which contribute to our positive long-term development and the overall success of the Company.

As discussed below, numerous factors are considered when internal pay equity as to our executive officers is assessed. Under our executive compensation program, the base salary and performance-based elements of compensation motivate executive officers to achieve our annual financial and operational goals and drive business unit and individual performance. Our long-term incentive compensation encourages executive officers to remain employed with the Company, due partially to long-term vesting periods and potential wealth accumulation, and meaningfully aligns each Named Executive Officer’s interests and level of stock ownership with those of our stockholders. Perquisites and benefits are necessary for our Named Executive Officers to efficiently and effectively carry out their duties and also provide for the wellness of our executive officer team. We believe that each element in our compensation program, combined with the program objectives set forth below, rewards extraordinary executive performance and attracts and retains exemplary executive talent.

Upon hire, we typically indicate to each executive officer that such individual is employed “at will,” and because of such employment, the Company does not customarily provide for any severance upon termination. None of our Named Executive Officers has any employment or severance agreement with the Company.

The Company’s executive compensation program is discussed on the following pages of this Proxy Statement, and we believe it serves the Company well. We regard our program as uncomplicated in design and believe it enables our compensation decisions and practices, including those discussed herein, to reflect and reinforce the Company’s values, culture and mission.

2013 Executive Compensation Program and Objectives. Our executive compensation program is designed to achieve the following primary objectives:

•
Attract, motivate and retain talented high-quality executives who contribute to the advancement of our strategic, operational and financial goals and to our long-term success in today’s competitive markets and industry.

•	Reward our executive officers for their individual performance, leadership and contribution to the achievement of our overall business objectives.

•	Support our Mission Statement, Vision Statement and guiding corporate principles. (Our Mission and Vision Statements are included on our website at http://www.werner.com under the “About Werner” tab.)

The Compensation Committee carries out our executive compensation objectives by applying the following principles:

•
Provide compensation that is competitive with that paid by companies in our industry for executive talent. Our Compensation Committee has the authority to engage the services of an outside advisor and compensation consultant to assist with determining how our executive compensation program compares to those of other companies.

•
Reward performance by considering factors such as (i) our financial performance, (ii) the executive officer’s individual performance and contribution to our overall business goals and (iii) the performance of the executive officer’s area of responsibility when evaluated in light of overall Company performance and the year’s market, industry and economic conditions.

•
Ensure that highly capable and goal-oriented executives remain motivated and committed to the Company, even when downturns in the industry and economy affect Company performance. This principle is important with respect to encouraging our executives to remain with the Company for long and productive careers.

•
Encourage our executive team to consider current and long-term opportunities and reasonable risks that result in positive Company performance and financial growth, industry innovation, consistent stockholder value and lasting collaborations with our customers and partners.

•
Encourage executive officers to become stockholders and facilitate stock ownership in the Company by offering equity-based compensation. We believe that stock ownership links our executive officers’ interests with those of our stockholders and supports strategic decision-making and actions that will serve our long-term interests.

•	Provide limited executive perquisites.

Elements of Executive Compensation. The five elements of our 2013 executive compensation program are: (i) base salary, (ii) performance-based compensation, (iii) long-term incentive compensation, (iv) perquisites and (v) benefits. The following discussion explains these elements and their primary purposes with respect to our 2013 executive compensation program.

Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. As discussed in this Executive Compensation section, base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. Base salaries are not established on the basis of any specific performance criteria, but a number of factors are considered when determining individual salary levels. These factors include but are not limited to (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. The base salaries paid to each of our executive officers will vary due to the application of these factors. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.

The Compensation Committee’s determination of Named Executive Officer compensation packages are primarily made through the exercise of its particular judgment and by applying the factors discussed above. The 2013 base salaries of our Named Executive Officers, disclosed in the Summary Compensation Table, were determined by the Compensation Committee following a thorough review of each Named Executive Officer’s overall compensation and in light of each person’s respective performance and responsibilities, our financial results and developments in the competitive transportation and logistics services markets. Mr. Gary Werner’s base salary was at the 15th percentile when compared to base salaries in our executive chairman peer group. The base salaries of our other four Named Executive Officers averaged at the 78th percentile when compared to the base salaries for similar positions with companies in our competitive peer group. The Compensation Committee did not make any changes to Named Executive Officer base salaries in 2013. Unless changed by the Compensation Committee or the Vice Chairman & CEO during 2014, the base salaries for the Named Executive Officers to be paid in 2014 will be the same as those paid in 2013.

Performance-Based Compensation. Performance-based compensation is typically awarded in the form of annual cash bonuses. Our annual cash bonus program is a discretionary program designed to encourage and reward executives for performance during the fiscal year and on a more short-term basis. However, our philosophy is to also reward performance on a more consistent basis during both challenging and favorable economic conditions. This practice allows us to retain an experienced executive team to lead our Company through the challenges of unfavorable economic cycles and to better position our Company for future success when conditions improve. Thus, we believe the annual cash bonus program also contributes to our long-term success because it rewards and drives individual performance and motivates executive officers to improve our overall performance, while our practice of rewarding performance more consistently encourages executive officers to consider the long-term impact of current decisions. Historically, annual cash bonus payments to executive officers have been the same or higher than the previous year’s payment. This practice correlates with our relatively consistent profitable financial results after considering the economic and industry conditions that affect our business.

Performance-based compensation is awarded by our Compensation Committee. Performance-based compensation is not calculated on the basis of any specific performance criteria, but a number of factors are considered when determining individual annual cash bonus amounts. The Compensation Committee awards performance-based compensation that it considers appropriate based upon and after assessing: (i) the financial and economic environment concerning the Company; (ii) the respective officer’s individual performance and contribution toward achieving our business objectives; (iii) the amount of the executive officer’s bonus payment awarded in the preceding year; (iv) the Vice Chairman & CEO’s recommendation to the Compensation Committee; (v) performance-based compensation data and total cash compensation data for certain officer positions, including actual bonuses paid in the marketplace by other transportation and logistics services companies in our competitive peer group; and (vi) our overall financial results (including our revenues, net income, operating ratio, total stockholder return and return on assets relative to our competitive peer group). (In this Proxy Statement, “operating ratio” means operating expenses expressed as a percentage of operating revenues, and “total stockholder return” refers to the percentage increase in the value of stockholders’ Company shares, including changes in the stock price and re-investment of dividends.) Final award amounts approved by the Compensation Committee for each executive officer are intended to be competitive for our market and reflective of each respective executive officer’s performance and contribution to our financial and business performance and success.

In December 2013, our Compensation Committee approved and awarded annual cash bonuses to the Named Executive Officers under our discretionary annual cash bonus program. The 2013 annual cash bonuses were unchanged from 2012 for all of the Named Executive Officers. The 2012 performance-based compensation for Mr. Gary Werner was at the 21st percentile when compared to the executive chairman peer group. The other four Named Executive Officers averaged at the 54th percentile for similarly positioned executives of the companies in our competitive peer group.

The Compensation Committee also compared total cash compensation (base salary and performance-based compensation) for all of our Named Executive Officers to that of our executive chairman peer group and our competitive peer group when determining performance-based compensation awards. The 2012 total cash compensation of Mr. Gary Werner was at the 1st percentile of the executive chairman peer group and our other four Named Executive Officers averaged at the 62nd percentile for similar positions with the competitive peer group companies.

In making its 2013 annual cash bonus decisions, the Compensation Committee considered the above information and that our overall financial performance in 2013 was not as good as in 2012, but also considered the economic conditions and regulatory issues impacting the performance. As a result, it awarded annual cash bonuses in the same amounts as 2012. The annual cash bonuses awarded to our Named Executive Officers in 2013 are disclosed in the Summary Compensation Table.

Long-Term Incentive Compensation. Our long-term incentive program is important to us because it helps attract a talented executive team, encourages long-term retention of executive officers and enables us to recognize efforts put forth by executives who contribute to our stock price appreciation and Company development. The Compensation Committee did not grant any long-term equity awards to our executive officers in 2013.

Our Equity Plan permits a variety of equity awards under our ongoing long-term incentive program. In determining long-term incentive compensation, our Compensation Committee evaluates which equity award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating and maintaining long-term stockholder value.

The periodic vesting periods of long-term incentive compensation directly align executive officer interests and compensation with our stockholders’ interests by rewarding creation and preservation of long-term stockholder value. The Compensation Committee also believes this element of compensation provides equity ownership opportunities for our executive officers.

Stock option and restricted stock grants are made at the discretion of the Compensation Committee and are not necessarily made on an annual basis. In designing long-term incentive awards and determining an overall pool of stock to make available for grant, the Compensation Committee considers the Board’s duty to our stockholders to limit equity dilution, whether such awards will help to accomplish our executive compensation program objectives, how our relative financial performance compares against the marketplace and the emphasis placed on equity in the total mix of compensation. For purposes of allocating the overall stock pool among executive officers, our Compensation Committee also evaluates (i) the scope of each executive’s responsibilities, position and experience; (ii) each executive officer’s individual performance and contribution to our overall performance and financial results; (iii) the total mix of compensation for each executive; (iv) our historical practice of granting equity awards to executive officers; and (v) the perceived retention value of the total compensation package in light of the current labor and financial markets. The Compensation Committee will weigh these factors, in addition to long-term stockholder value and interests, when making any executive stock award determinations.

Stock options represent a right to purchase a certain number of shares of our common stock at a particular exercise price per share after designated vesting periods occur. The exercise price is equal to the NASDAQ Global Select MarketSM closing market price of our common stock on the grant date. Stock option value depends upon stock price appreciation. We believe this factor motivates our executive officers to improve and maintain Company performance because strong financial results may potentially increase the value of any unexercised stock options. Please refer to the Stock Grant Practices section under Other Executive Compensation Policies and Considerations for additional information regarding stock options.

An award of restricted stock entitles the recipient to receive a specified number of shares of our common stock, at no cost to the recipient, if the executive officer remains employed with us when the restricted stock vests. The value of the restricted stock is equal to the NASDAQ Global Select MarketSM closing market price on any given date after granting. Consequently, the restricted stock value may increase or decrease with changes in the stock price during the period between granting and vesting and on the vesting date and each subsequent day thereafter. We believe that restricted stock awards directly link executive officer interests with those of our stockholders because restricted stock value is impacted by these stock price changes, and the Compensation Committee considers the granting of restricted stock awards to be a means of increasing executive officer ownership in Company stock. We also believe that despite the stock price fluctuations, restricted stock will have value in the long-term and will deliver greater share-for-share compensation value at grant than stock options. By awarding restricted stock, we are able to offer comparable grant date compensation value with fewer shares, and we believe the use of restricted stock accordingly results in less dilution of earnings per share when compared to stock options.

Vesting of stock options and restricted stock is subject to continued employment with us. This condition helps ensure that a portion of an executive officer’s awards will vest after several years, which is intended to retain the executive officer and cause them to focus on our long-term business objectives.

When deciding upon the long-term incentive compensation of our other Named Executive Officers, the Compensation Committee considers, among other factors, the information regarding competitive peer group long-term incentive compensation that was included in the Pay Governance executive compensation surveys. Mr. Gary Werner’s average long-term incentive compensation during the past three years was at the 33rd percentile when compared to the executive chairman peer group. The average long-term incentive compensation during the past three years for our other four Named Executive Officers was at the 57th percentile of our competitive peer group. The Compensation Committee also assesses each Named Executive Officer’s respective contributions to our financial performance and our performance compared to other companies within our competitive peer group. The Compensation Committee also takes into account our three-year (2011-2013) average total stockholder return of 7% compared to the total stockholder return of 9% of our competitive peer group. The Compensation Committee during its year-end meeting in December 2013 did not grant any long-term incentive compensation to the Named Executive Officers.

At the Company's 2013 Annual Meeting of Stockholders, amendments to the Equity Plan were approved by the stockholders. The amendments, among other changes, allow for the granting of "qualified performance-based compensation" awards under Section 162(m) of the Internal Revenue Code. On February 10, 2014, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers performance-based restricted stock units ("Performance Stock"). The Performance Stock is earned based upon the level of attainment by the Company of specified performance objectives related to earnings per share for the fiscal year ending December 31, 2014, as established by the Compensation Committee. The performance objectives at the target amount were set by the Compensation Committee at a level that it believes will be challenging to attain but consistent with the Company’s expectation for improved performance in 2014 compared to 2013. The number of shares that will ultimately by earned will range from 0 percent to 133 percent of the target amount stated in each executive's award agreement based on the level of attainment of the performance objectives. The Performance Stock earned will vest, subject to continued employment, in five annual increments of 20% each beginning February 10, 2015 (one year after the grant date). The awards will become fully vested on February 10, 2019. The Performance Stock awards were granted for the following number of target shares to the following Named Executive Officers: Mr. Gary Werner - 45,000 shares, Mr. Greg Werner - 45,000 shares, Mr. Leathers - 45,000 shares, Mr. Steele - 9,000 shares, and Mr. Mullen - 9,000 shares. The grant of this Performance Stock is not disclosed in the Summary Compensation Table as the awards occurred in 2014.

Perquisites. Our executive compensation program includes executive perquisites that we consider an important element of our total executive reward packages and are necessary for Named Executive Officers to carry out the responsibilities of their positions. We believe our Named Executive Officer perquisites and other benefits are representative of and competitive with those offered by companies with whom we compete for executive talent, and offering these perquisites and benefits helps us with attracting and retaining valued and talented executive officers.

The aggregate incremental cost of perquisites and other benefits (and any related tax gross-ups) provided to the Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation for 2013 section of this Proxy Statement.

The perquisites offered under our 2013 executive compensation program were as follows:

•
Accounting, Legal and Tax Services. Mr. Gary Werner and Mr. Greg Werner utilize accounting, legal and tax (income tax preparation) services provided by us, and we are not reimbursed for such services. The unreimbursed amounts are included in compensation for Mr. Gary Werner and Mr. Greg Werner and are based on our estimate of the costs incurred by the Company for our personnel to provide these services.

•
Country Club Membership. In 2013, we provided Mr. Leathers with a country club membership. The membership fees and other business-related and reasonably incurred expenses were paid by us, and we received full reimbursement from Mr. Leathers for any personal expenses he incurred in connection with the membership. We provide this membership for our benefit, notwithstanding the incidental personal benefit to Mr. Leathers.

•
Personal Use of Corporate Aircraft and Property. Mr. Gary Werner and Mr. Greg Werner are permitted personal use of our corporate aircraft provided they reimburse the Company (we do not provide non-reimbursed personal use of the aircraft to either of these executives). When Mr. Gary Werner or Mr. Greg Werner use our corporate aircraft for personal business, such Named Executive Officer reimburses us the higher of our incremental cost or the taxable amount calculated pursuant to the Internal Revenue Service (the “IRS”) regulations. Mr. Gary Werner's spouse accompanied him on a business trip in 2013 for which Mr. Werner reimbursed the Company the IRS value of her flight. Mr. Greg Werner did not use the corporate aircraft for personal benefit in 2013. Our executive officers are also permitted limited personal use of the corporate aircraft with the approval of the Chairman or the Vice Chairman & CEO, and we provide transportation on the corporate aircraft for immediate family members of executive officers if such family members are specifically invited to attend events for appropriate Company-related business purposes or a business flight is already scheduled. In either case, we are not reimbursed for such utilization of the aircraft by the executive officer. Mr. Leathers’, Mr. Steele’s and Mr. Mullen's personal use of the corporate aircraft during 2013 includes only those occasions when their respective family members used the corporate aircraft on a previously scheduled Company-related business trip, and the value of the personal corporate aircraft use by these three officers is not included in the All Other Compensation for 2013 table as permitted by SEC rules because there is no aggregate incremental cost to the Company for providing the benefit. Our executive officers are also allowed limited use of our corporate condominiums for personal purposes subject to the approval of the Chairman or the Vice Chairman & CEO. None of our Named Executive Officers used the corporate condominiums for personal benefit in 2013.

•
Company Vehicle. We provide each Named Executive Officer (except Mr. Mullen) with one Company vehicle for business and personal use. We are responsible for paying the operating expenses of these vehicles, which include costs such as fuel, repairs and maintenance, insurance and licensing and registration. Mr. Mullen is paid a Company vehicle allowance in lieu of being provided a Company vehicle.

•
Medical Care Membership Program. We provide each Named Executive Officer (except Mr. Greg Werner) with membership in a medical care program for their personal healthcare. We believe such membership, which provides for an annual physical examination and unlimited direct access to a primary care physician, allows our Named Executive Officers to devote more time to our business and promotes the health and wellness of these key employees. We began offering this perquisite in July 2012.

Benefits. As discussed above in Perquisites, we believe our benefits are competitive and standard compared to those offered by companies in our industry and competitive peer group and are essential for retaining exceptional executives. In 2013, we offered the following benefits:

•
Health and Welfare Benefits. Our Named Executive Officers are eligible to participate in our full range of health and welfare benefits, and are covered under the same plans and terms, that are offered to all of our full-time employees in the United States.

•
401(k) Plan. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). This plan allows participants to make pre-tax deferred salary contributions through payroll deductions, and the Company matches one-half of the first three percent of each participant’s contributions. Earnings on participant and Company contributions grow tax-deferred. Matching contributions are made to Named Executive Officers on the same terms as provided to our eligible U.S. employees. At their respective request, Mr. Gary Werner and Mr. Greg Werner do not receive a matching contribution from us for the 401(k) Plan. Matching contributions for our other Named Executive Officers are detailed under All Other Compensation for 2013.

•
Employee Stock Purchase Plan. The Named Executive Officers may elect to participate in our Employee Stock Purchase Plan. Generally under this plan, a participant may acquire shares of our common stock at market price through payroll deduction, and the Company will match an amount equal to a specified percentage of each participant’s contributions. Such matching amounts are made to Named Executive Officers on the same terms as provided to our eligible employees. The All Other Compensation for 2013 section identifies matching amounts made for Named Executive Officers who participate in this plan.

•
Executive Nonqualified Excess Plan. We offer participation in the Executive Nonqualified Excess Plan (the “nonqualified deferred compensation plan”) to key managerial employees because their 401(k) Plan contributions are limited under federal income tax rules applicable to highly compensated employees. We believe these executives should have other similar means of saving for retirement on a tax-deferred basis. Our nonqualified deferred compensation plan enables these highly compensated employees, including our Named Executive Officers, to contribute additional amounts on a tax-deferred basis, subject to annual dollar limits we impose. The nonqualified deferred compensation plan provisions allow the Company to make matching contributions; however, to date, we have elected not to make any such contribution. Our nonqualified deferred compensation plan is described further under Nonqualified Deferred Compensation for 2013.

Role of the Compensation Consultant. In 2013, our Compensation Committee directly retained and engaged Pay Governance as its compensation consultant. Pay Governance is an independent outside executive compensation consulting firm that assists our Compensation Committee, as requested, in fulfilling certain tasks and responsibilities prescribed in its charter. Pay Governance reports and provides services only to our Compensation Committee, although Pay Governance may work in cooperation with management only as required to carry out its obligations to the Compensation Committee. Without the Compensation Committee’s prior approval, Pay Governance will not perform any services for us or our management.

Our Compensation Committee typically seeks market analysis and information from Pay Governance prior to reviewing and deciding executive compensation. This information includes compensation trends and practices in our industry, competitive peer companies, historical compensation statistics and market survey data. Pay Governance also provides general guidance on our executive compensation program and awards, but the consultant does not determine or recommend any amounts or forms of compensation for any of our executive officers or directors.

Competitive Peer Groups and Benchmarking. Each year, our Compensation Committee reviews the general criteria and recommendations for the addition or removal of companies in our competitive peer group. The criteria include but are not limited to market capitalization, revenues, net income and industry of operation. Upon applying these criteria, the Compensation Committee selected our peer group, which is comprised of 16 companies in the transportation and logistics services industry with whom we compete for executive talent. Although our Compensation Committee may modify the peer group when appropriate, the Compensation Committee prefers to keep the group substantially consistent from year to year to produce more consistent and useful executive compensation benchmarking.

Our competitive peer group for 2013 is shown in the table below and is the same as our 2012 competitive peer group.

2013 COMPETITIVE PEER GROUP
Arkansas Best	Hub Group	Old Dominion Freight Line
Celadon Group	J.B. Hunt Transport Services	Pacer International
C.H. Robinson Worldwide, Inc.	Knight Transportation	Saia
Con-Way	Landstar System	Swift Transportation Company
Covenant Transportation Group, Inc.	Marten Transport	Universal Truckload Services, Inc.
Heartland Express

In 2013, our net income, market capitalization and revenues were at the 66th percentile, 62nd percentile and 53rd percentile, respectively, compared to our competitive peer group. Each element of compensation and total direct compensation is compared against the 75th percentile of this peer group.

In 2013, the Compensation Committee utilized a second peer group (executive chairman peer group), different from the competitive peer group identified above, for evaluating the executive Chairman position of Gary Werner. This second peer group is comprised of publicly traded companies in the S&P MidCap 400® index that have a similar non-CEO executive chairman position. This peer group for 2013 is shown in the table below.

2013 EXECUTIVE CHAIRMAN COMPETITIVE PEER GROUP
AMC Networks, Inc.	Mercury General Corp.	Rollins, Inc.
Atmos Energy Corp.	MSC Industrial Direct Co., Inc.	Service Corporation International
Cinemark Holdings, Inc.	Old Dominion Freight Line	Signature Bank
FTI Consulting, Inc.	Packaging Corp. of America	SI Green Realty Bank
J.B. Hunt Transport Services	Patterson UTI Energy, Inc.	Toll Brothers, Inc.
Lender Processing Services, Inc.

Our Compensation Committee determined the executive Chairman’s total direct compensation should be compared to the median of the executive chairman peer group because our revenues were at the 42nd percentile of the revenues of the companies included within the executive chairman peer group.

The Compensation Committee refers to a competitive market analysis and market data provided by Pay Governance when it reviews and determines executive compensation for the year. The market analysis incorporates the market data and reflects compensation levels and practices for executives holding similar positions at companies within our peer groups, which helps our Compensation Committee determine executive compensation at competitive levels. In 2013, Pay Governance prepared such an analysis for the Compensation Committee. The Compensation Committee then compares three of our executive compensation elements (base salary, performance-based compensation and long-term incentive compensation) to amounts paid for similar executive positions among those companies in our peer groups. The Compensation Committee also compares total annual cash and total direct compensation to that paid in our peer groups. (Total direct compensation includes base salary, cash bonuses and long-term incentive compensation.) The Compensation Committee reviews compensation practices and levels at peer companies during the executive compensation decision-making process so that the Compensation Committee can determine compensation levels in an informed manner and at levels the Compensation Committee believes are reasonably competitive.

The Compensation Committee does not attempt to set compensation elements for each executive to meet specific benchmarks based on peer group data. Instead, we consider these comparisons as one factor in determining executive compensation levels. Generally, the Compensation Committee reviews total compensation levels annually and makes adjustments when job responsibilities, individual performance or market data warrants such modifications. Actual total compensation can vary from year to year based on Company and individual performance.

Compensation Determination Process. The Compensation Committee makes all annual compensation decisions for our Named Executive Officers. Additionally, the Vice Chairman & CEO may also modify compensation for certain executives within the Compensation Committee parameters described below.

When determining total compensation, we apply a consistent approach for all Named Executive Officers. The structure and levels of our executive compensation program are determined, in large part, by considering all elements of compensation, rather than only a few components in isolation. Our Compensation Committee evaluates each element individually and also takes into account the position and current total direct compensation of the individual being considered. The Compensation Committee’s determination of compensation levels for our Named Executive Officers therefore differs depending upon these factors. Our Compensation Committee also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances involving each respective Named Executive Officer.

The Compensation Committee determines each component of a Named Executive Officer’s compensation based on its collective assessment of the officer’s performance, the Company’s overall financial performance and recommendations of our Vice Chairman & CEO. Our Compensation Committee may also request executive compensation guidance and advice from an independent outside consultant (such as Pay Governance) when deciding compensation for our Named Executive Officers. In addition to the factors and information described above, our Compensation Committee also considers and determines the compensation of our Named Executive Officers as follows:

Compensation of All Named Executive Officers. The Compensation Committee meets annually (near the end of the year) to review the compensation of our Named Executive Officers. Each year, the Compensation Committee reviews each element of executive compensation and how such elements relate to the total direct compensation, executive position and related responsibilities of each Named Executive Officer. As part of this annual process, the Compensation Committee also examines how such elements are reflected in competitive executive compensation market data when determining annual pay opportunities. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set, but such amount is considered by the Compensation Committee.

Compensation of Chairman and Vice Chairman & CEO. Our Compensation Committee assesses the executive compensation information compiled by the independent outside consultant (Pay Governance) when developing compensation packages for our Chairman and our Vice Chairman & CEO. Upon reviewing such information, the Compensation Committee then meets in executive session and determines a compensation package for each of these particular officers based on how the elements of executive compensation apply to the individual and the related factors described above. These factors generally include each individual’s job performance, responsibilities and the scope of their position, compensation history, leadership and our financial and operating performance and stockholder return. In evaluating such factors, the Compensation Committee does not apply specific performance criteria, formulas or pre-determined targets to calculate compensation. We believe this approach reinforces our program objectives because compensation determinations are based on and underscore overall Company performance achieved by our executive officer team, led in large part by the Chairman and the Vice Chairman & CEO. The Vice Chairman & CEO’s compensation is best reflected by the overall performance and achievements of the Company, and the Compensation Committee believes this practice is appropriate because the Vice Chairman & CEO is responsible for the financial performance of the entire Company. Our Chairman and our Vice Chairman & CEO are also eligible for all of the same compensation programs, perquisites and benefits as our other Named Executive Officers.

Our Chairman and our Vice Chairman & CEO do not participate in the Compensation Committee’s deliberations or decisions with regard to his own respective compensation or the compensation of any other such Named Executive Officer having the title of Chairman or of Vice Chairman & CEO.

Compensation of Other Named Executive Officers. The Compensation Committee reviews the competitive market compensation data for our peer group compiled by the independent outside consultant (Pay Governance) each year. Upon doing so, our Compensation Committee establishes cash compensation “pay ranges” (inclusive of base salary and annual cash bonus) according to job title (such as Senior Executive Vice President and Executive Vice President). As explained in the Compensation Committee section within Corporate Governance, the Compensation Committee delegated certain authority to our Vice Chairman & CEO that permits him to adjust the base salaries of the other Named Executive Officers. The Vice Chairman & CEO does not have authority to modify his own base salary or that of the Chairman. After our Compensation Committee defines the cash compensation pay ranges, the Vice Chairman & CEO may then make changes to the other Named Executive Officer base salaries during the following year, provided such changes are within the parameters of the pay ranges designated by the Compensation Committee. Any proposed changes that do not fall within the established pay ranges require the approval of the Compensation Committee before any such changes become effective. At the Compensation Committee’s annual compensation review meeting, the Vice Chairman & CEO presents to our Compensation Committee his year-end total cash compensation recommendations for the other Named Executive Officers, and such recommendations include any base salary changes made by the Vice Chairman & CEO during the year. Our Compensation Committee then reviews and approves such recommendations. (For example, our Compensation Committee established cash compensation pay ranges in November 2013 for fiscal year 2014. The Vice Chairman & CEO has delegated authority to modify base salaries throughout 2014 within these ranges, if necessary. In November or December 2014, the Compensation Committee will review the Vice Chairman & CEO’s total cash compensation recommendations for the other Named Executive Officers, and such recommendations will include these base salary changes.) During 2013, our Vice Chairman & CEO did not make any increases to the other Named Executive Officer base salaries.

After conducting its review of our peer group’s compensation data, the Compensation Committee also evaluates and approves the annual cash bonus and long-term incentive compensation for the other Named Executive Officers. In making such determinations, the Compensation Committee considers the relevant factors and compensation elements, including each Named Executive Officer’s position and related responsibilities and overall individual and Company performance and achievements. Our Compensation Committee determines annual cash bonus and long-term incentive compensation near the end of the fiscal year. In 2014, the Compensation Committee determined annual performance-based long-term incentive compensation for the Named Executive Officers during the first quarter of the year so that it may set current year performance goals for the grants.

Our Vice Chairman & CEO participates in the Compensation Committee’s discussions regarding the compensation and performance of the other Named Executive Officers. The Compensation Committee values the Vice Chairman & CEO’s evaluation of the other executives because he has direct knowledge of each person’s performance and contributions to the Company. The Compensation Committee does not use any formulaic methods or refer to any defined performance criteria or targets to set the compensation of the other Named Executive Officers. The Vice Chairman & CEO’s recommendations are influenced by factors that vary year-to-year, such as overall Company financial and operating performance, individual performance, stockholder return, compensation history and executive officer retention. Our Compensation Committee also contemplates such factors during the compensation determination process. Prior to the Compensation Committee’s discussions, the Vice Chairman & CEO may seek and consider input from the Chairman Emeritus and Chairman. However, other than the Vice Chairman & CEO, no other Named Executive Officer participates in the executive compensation discussions of the Compensation Committee.

Risk Management Related to Compensation. When reviewing and implementing the executive compensation program, the Company and our Compensation Committee formulate and adhere to certain practices that ensure consistent leadership and decision-making among our executive officers. The Compensation Committee assesses whether our program and practices are reasonably likely to have a material adverse effect on the Company and concluded they do not. The Compensation Committee does not believe our executive compensation program and practices are designed to promote or encourage unreasonable risk for the following reasons:

•	Base salaries are fixed amounts determined on an annual basis and are established after a broad range of factors (rather than specific performance measures) are considered.

•
Performance-based compensation represents a significant portion of our executive officers’ total cash compensation and is awarded under our discretionary annual cash bonus program. The discretionary nature of the program allows for determinations of executive officer annual cash bonuses to be based on several factors, as discussed under Performance-Based Compensation in the Elements of Executive

Compensation section of this Proxy Statement. While annual cash bonuses generally reward short-term performance and achievements, this compensation also contributes to our long-term success by motivating executive officers to better our overall results and business.

•
We generally consider and apply the same performance measures and other factors for our annual cash bonus program for the Named Executive Officers, other executive and non-executive officers, management and non-executive employees.

•
Long-term incentive compensation is important to further aligning our executive officers’ interests with those of our stockholders, and it balances short- and long-term decision-making by our executives. Most of our stock awards have staggered or long-term vesting schedules, and the financial opportunity is realized through appreciation of our stock price over several years.

•	The vesting and exercising of stock awards granted under our Equity Plan may be prohibited if an executive officer is terminated for cause or under other circumstances as provided in the Equity Plan.

•	With respect to their stock ownership, our executive officers could lose significant value if our stock price was exposed to unreasonable risk.

•
Our performance-based compensation (annual cash bonuses) is not formulaic but is determined on a discretionary basis by the Compensation Committee. Performance-based and long-term incentive compensation awards are also not assured each year.

When structuring overall compensation practices for our non-executive employees, we consider whether our practices incentivize unreasonable risk-taking behavior and could consequently impact our risk management and oversight. We also evaluate the mix of pay and the elements of our executive compensation program (including the relative considered factors) as they apply to employees generally. Our non-executive employee compensation practices are reviewed in the context of current and significant risks to determine if the practices encourage or induce employees to take unreasonable risks, and we also take into account our other policies and procedures that operate to monitor and deter unreasonable risk (such as disciplinary or record-keeping policies). Management also notifies our Board of significant and across-the-board modifications to employee compensation practices. We concluded that our non-executive employee compensation practices do not encourage risks that are reasonably likely to have a material adverse effect on us.

Other Executive Compensation Policies and Considerations.

Stock Grant Practices. Under our Equity Plan, the Compensation Committee may grant stock options, SARs, restricted stock and restricted stock units (RSUs) to our executive officers and non-employee directors. We do not have an annual equity program, and the Equity Plan does not require us to grant equity awards on an annual or otherwise regular basis. Therefore, our Compensation Committee does not grant equity awards on any pre-determined grant date, although the Compensation Committee has granted equity awards the last four years at its regular year-end meeting (no grants were made to Executive Officers at the 2013 year-end meeting). The grant date is generally the same date as the meeting at which the Compensation Committee decides to grant equity awards. The Compensation Committee also considers the timing of such decisions to ensure that awards occur when neither the recipient nor the Compensation Committee possess material nonpublic information.

Pursuant to our Equity Plan, the purchase price of the common stock under each stock option is equal to the closing market price of our common stock on the date the option is granted. We do not necessarily consider the realized or unrealized value of prior stock option awards when determining the target economic value of new stock option awards because each grant is awarded as an incentive to drive future stockholder return. For stock options granted prior to the May 2007 Equity Plan amendments, the purchase price of the common stock under each option was equal to the closing market price of our common stock on the day prior to the date of grant. Restricted stock is awarded at no cost to the recipient.

Our Compensation Committee also establishes the vesting period for each grant. We have not granted any stock options to Named Executive Officers since 2007. All outstanding stock options granted to our Named Executive Officers vest over a six-year period and expire after ten years.

The restricted stock granted by the Compensation Committee is subject to a service-based vesting schedule. The restricted stock granted to Mr. Leathers in 2008 vested five years after the grant date of the award.

The restricted stock granted to Mr. Leathers in July 2011 vested over an 18-month period. All other awards of restricted stock vest annually in five equal installments beginning on either (i) the third anniversary of the grant date (2009 and 2010 grants) or (ii) the first anniversary of the grant date (2011-2013 grants). None of our restricted stock awards give the recipient any voting or dividend rights until such stock fully vests, nor do they have any post-vesting sales restrictions.

Our Equity Plan also permits the Compensation Committee to grant SARs and RSUs to our executive officers and non-employee directors. No such awards of SARs or RSUs were granted to executive officers or non-employee directors in 2013, nor have any SARs or RSUs been granted at any other time to executive officers or non-employee directors.

Please refer to the preceding Long-Term Incentive Compensation section for additional details regarding stock option and restricted stock determinations. The Summary Compensation Table also provides information regarding equity compensation awarded to our Named Executive Officers.

Executive Stock Ownership. Although we do not have formal stock ownership guidelines or requirements for our executive officers, our executive officers as a group beneficially own over 7% of the outstanding shares of our common stock. As discussed in this Proxy Statement, our Equity Plan permits us to grant nonqualified stock options, SARs, restricted stock and restricted stock units to executive officers. Our executive officers may also increase their stock ownership by electing to participate in our Employee Stock Purchase Plan, as discussed under Benefits. The maximum annual contribution level for all employees is $20,000. The individual stock ownership of our Named Executive Officers is provided in the Beneficial Ownership table.

Tax Deductibility of Executive Compensation; Accounting Considerations. The Compensation Committee reviews estimated tax and accounting (pro forma expense) projections and implications and how these factors impact the material elements of our executive compensation program. Generally, executive salaries and performance-based compensation are accrued as expense over the requisite service period related to the particular compensation element (this period is typically equal to the performance period of the executive officer), and we realize a tax deduction upon the payment of the compensation to the executive.

Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction, in any one taxable year, for non-performance-based compensation in excess of $1 million paid to the CEO and the three next highest compensated executive officers (other than the CFO). We collectively refer to these executives as the “covered employees.” Certain compensation of the covered employees is specifically exempt from the deduction limit to the extent that such compensation does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m). The Compensation Committee carefully considers and monitors the effect of Section 162(m) on our executive compensation program and will structure executive compensation to preserve its tax deductibility under Section 162(m) while maintaining our ability to attract, motivate and retain high-quality executive officers. The Compensation Committee also believes there are circumstances where the interests of the Company and our stockholders are best served by maintaining flexibility in the manner compensation is provided. In those events, the Compensation Committee may, at its discretion, approve payments of nondeductible compensation if the Compensation Committee believes the circumstances warrant such payments. In 2013, Gary Werner, Greg Werner and Derek Leathers had $464,936, $730,076 and $1,557,757, respectively, of compensation paid in 2013 that was not deductible under Section 162(m).

EMPLOYMENT ARRANGEMENTS

Each of our Named Executive Officers and other executive officers has been an employee of the Company for at least ten years, with the exception of Mr. Mullen, who joined the Company in 2006. None of our Named Executive Officers has any type of written employment agreement with us.

ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination. None of our Named Executive Officers for 2013 has a severance agreement or severance benefit arrangement with us. We do not provide for incremental compensation or special treatment for incentive compensation in the event of a Named Executive Officer’s voluntary termination (such as resignation or retirement), termination for cause or termination by death or disability.

Change in Control. None of our Named Executive Officers has a change in control agreement with us, and we do not currently provide for incremental compensation or special treatment for incentive compensation related to a change in control except under the stockholder-approved Equity Plan, as described below.

Potential Benefits Payable Under the Equity Plan. Our Equity Plan permits the vesting of outstanding equity awards upon certain termination or resignation actions following a change in control. The Equity Plan provides that if a Named Executive Officer is terminated other than for “cause” or voluntarily resigns for “good reason” within the period beginning upon a change in control and ending on the second anniversary of the change in control, then (i) all outstanding stock options and SARs will become fully exercisable and (ii) all conditions and restrictions (other than those imposed by law) on outstanding restricted stock will be deemed satisfied as of the executive officer’s employment termination date. “Cause,” “good reason” and “change in control” are defined in the current stockholder-approved version of the Equity Plan.

The ensuing Potential Benefits Payable Under the Equity Plan table shows the potential benefits payable to each Named Executive Officer due to the occurrence of either the termination or resignation event described in the Equity Plan. The amounts of the potential benefits represent the estimated value of all unvested equity awards that would fully vest upon either event, assuming such event occurred on December 31, 2013 (the last day of our fiscal year) and a stock price of $24.73 per share, which was the NASDAQ closing market price of our common stock on the same date. These amounts are the same for both events and are reflected in the “Potential Benefit” column.

POTENTIAL BENEFITS PAYABLE UNDER THE EQUITY PLAN
Name	Number of Unvested Shares Vesting	Potential Benefit ($)(1)
Gary L. Werner	92,000 (Restricted Stock)	2,275,160
Gregory L. Werner	92,000 (Restricted Stock)	2,275,160
Derek J. Leathers	74,000 (Restricted Stock)	1,830,020
John J. Steele	20,000 (Restricted Stock)	494,600
James A. Mullen	25,400 (Restricted Stock)	628,142

(1)	Shares of restricted stock do not have an exercise price, thus the potential benefit was calculated using only the $24.73 closing market price on December 31, 2013.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.
In conjunction with the preparation of the Annual Report on Form 10-K for 2013 of Werner Enterprises, Inc. (the “Company”) and this Proxy Statement for the Annual Meeting of Stockholders to be held May 13, 2014, the Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section (required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2013.
Patrick J. Jung, Chair
Kenneth M. Bird, Ed.D.
Dwaine J. Peetz, Jr., M.D.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table presents all elements of compensation for our Named Executive Officers for 2011, 2012 and 2013 as follows:

•	Salary: Refers to Base Salary.

•	Bonus: Refers to Performance-Based Compensation.

•
Stock Awards: Refers to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation).

•	All Other Compensation: Represents the aggregate amount of:
(i)Perquisites and other personal benefits having an aggregate value in excess of $10,000;
(ii)Matching Company contributions to the 401(k) Plan;
(iii)Insurance premiums paid by the Company;
(iv)Tax reimbursements; and
(v)Matching Company contributions under the Employee Stock Purchase Plan.

You should read the Summary Compensation Table in conjunction with the Compensation Discussion and Analysis section and the tables and narrative descriptions that follow. Executive deferrals to our 401(k) Plan and nonqualified deferred compensation plan are included in the appropriate column (typically the “Salary" and/or "Bonus” columns) for which the compensation was earned.

The “Non-Equity Incentive Plan Compensation” and “Option Awards” columns are omitted from the Summary Compensation Table because we did not make any of these awards in 2011, 2012 or 2013. We have also removed the “Nonqualified Deferred Compensation Earnings” column from the Summary Compensation Table because none of the earnings on the nonqualified deferred compensation balances of our Named Executive Officers were above-market or preferential earnings.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation($)(3)	Total ($)
Gary L. Werner – Chairman	2013	505,000	300,000	—	36,176	841,176
	2012	505,000	300,000	852,000	30,829	1,687,829
	2011	453,077	300,000	650,700	26,158	1,429,935
Gregory L. Werner – Vice Chairman & CEO	2013	720,000	350,000	—	35,631	1,105,631
	2012	720,000	350,000	852,000	30,067	1,952,067
	2011	720,000	350,000	650,700	26,406	1,747,106
Derek J. Leathers – President & COO	2013	519,000	320,000	—	41,476	880,476
	2012	519,000	320,000	905,600	41,433	1,786,033
	2011	484,388	320,000	932,000	37,461	1,773,849
John J. Steele – Executive Vice President, Treasurer & CFO	2013	235,000	115,000	—	20,997	370,997
	2012	235,000	115,000	170,400	17,283	537,683
	2011	225,000	130,000	130,140	17,681	502,821
James A. Mullen – Executive Vice President and General Counsel	2013	350,000	110,000	—	18,344	478,344
	2012	350,000	110,000	191,700	15,710	667,410
	2011	334,865	125,000	151,830	13,287	624,982

(1)
Annual cash bonus awards are made under the annual cash bonus program. Bonuses reported in this column were awarded by the Compensation Committee on December 2, 2013; November 29, 2012; and November 28, 2011, respectively.

(2)	The Outstanding Equity Awards at December 31, 2013 tables include the stock awards reported in this column.
(3)	Refer to the All Other Compensation for 2013 table for a more detailed explanation of the compensation reported in this column.

ALL OTHER COMPENSATION FOR 2013

The table below shows the components of “all other compensation” provided in 2013 to the Named Executive Officers, as reported in the preceding Summary Compensation Table.

ALL OTHER COMPENSATION FOR 2013
Name	Perquisites & Other Personal Benefits ($)	Tax Reimbursements ($)(1)	Company Contributions to 401(k) Plan ($)	Company Contributions to Employee Stock Purchase Plan ($)	Severance Payments/ Accruals ($)(2)	Total ($)
Gary L. Werner	23,256(3)	12,920	—	—	—	36,176
Gregory L. Werner	22,710(4)	12,920	—	—	—	35,631
Derek J. Leathers	18,249(5)	16,953	3,033	3,241	—	41,476
John J. Steele	9,971(6)	6,566	2,028	2,432	—	20,997
James A. Mullen	13,050(7)	1,175	2,501	1,618	—	18,344

(1)
The amounts reported in this column are the tax gross-ups for Company vehicle use for Gary Werner and Greg Werner. The amount reported for Mr. Leathers represents tax gross-ups of $11,307 for Company vehicle use and $5,647 for personal use of the corporate aircraft. The amount reported for Mr. Steele represents tax gross-ups of $5,197 for Company vehicle use and $1,369 for personal use of the corporate aircraft. The amount reported for Mr. Mullen represents tax gross-ups of $1,175 for personal use of the corporate aircraft.

(2)	In 2013 we did not, and do not currently, have any employment, termination or change in control arrangements with any of the Named Executive Officers.
(3)	Perquisites and personal benefits include $14,215 for use of one Company vehicle; $4,791 for legal and income tax preparation services; and $2,250 for personal medical care membership program.
(4)	Perquisites and personal benefits include $14,215 for use of one Company vehicle and $8,495 for legal and income tax preparation services.
(5)	Perquisites and personal benefits include $12,515 for use of one Company vehicle; $3,484 for Company-paid country club membership; and $2,250 for personal medical care membership program.
(6)	Perquisites and personal benefits include $7,721 for use of one Company vehicle and $2,250 for personal medical care membership program.
(7)	Perquisites and personal benefits include $10,800 for Company car allowance and $2,250 for personal medical care membership program.

Our contributions on behalf of the Named Executive Officers to the 401(k) Plan and Employee Stock Purchase Plan are made on the same terms as provided to all of our eligible employees in the United States. In addition to the above-mentioned compensation, the Named Executive Officers also participated in voluntary health and welfare benefit programs that are available and comparable to such programs for all eligible U.S. employees.

GRANTS OF PLAN-BASED AWARDS FOR 2013

There were no plan-based equity awards granted to Named Executive Officers under our Equity Plan during 2013.

OUTSTANDING EQUITY AWARDS AT 2013 YEAR-END

The tables that follow present information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2013. The stock option and restricted stock awards disclosed in these tables were granted under our long-term incentive program. Stock option and restricted stock awards reported in these tables with grant dates before 2011 are not disclosed in the Summary Compensation Table and therefore constitute additional compensation not otherwise reported in this Proxy Statement; restricted stock awards with grant dates in 2011 and 2012 are also disclosed in the Summary Compensation Table.

Both stock option and restricted stock awards are contingent upon the recipient’s continued employment with the Company through each vesting date. If the recipient’s employment with us is terminated, each portion of an award for which the vesting date has not occurred will be forfeited pursuant to our Equity Plan and the recipient’s award agreement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)(1)	Option Expiration Date
Gary L. Werner		—	—	—	—	—
Gregory L. Werner		—	—	—	—	—
Derek J. Leathers	05/19/2004	17,500(2)	—	—	18.33	05/20/2014
	10/21/2005	20,000	—	—	16.68	10/22/2015
	11/29/2007	25,000	—	—	17.18	11/30/2017
John J. Steele	05/19/2004	20,000(2)	—	—	18.33	05/20/2014
	10/21/2005	15,000	—	—	16.68	10/22/2015
	11/29/2007	15,000	—	—	17.18	11/30/2017
James A. Mullen	11/29/2007	10,000	—	—	17.18	11/30/2017

(1)
Pursuant to our Equity Plan, the exercise price is equal to the closing market price on the date of grant. For earlier grants made prior to the May 2007 Equity Plan amendments, the exercise price was equal to the closing market price on the day before the grant date.

(2)	In February 2014, Mr. Leathers and Mr. Steele exercised 17,500 and 20,000 stock options, respectively, that were vested and exercisable at December 31, 2013.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary L. Werner	12/01/2009	18,000(2)	445,140	—	—
	11/30/2010	24,000(3)	593,520	—	—
	11/28/2011	18,000(4)	445,140	—	—
	11/29/2012	32,000(5)	791,360	—	—
Gregory L. Werner	12/01/2009	18,000(2)	445,140	—	—
	11/30/2010	24,000(3)	593,520	—	—
	11/28/2011	18,000(4)	445,140	—	—
	11/29/2012	32,000(5)	791,360	—	—
Derek J. Leathers	12/01/2009	18,000(2)	445,140	—	—
	11/30/2010	24,000(3)	593,520	—	—
	07/27/2012	32,000(6)	791,360	—	—
John J. Steele	12/01/2009	6,000(2)	148,380	—	—
	11/30/2010	4,000(3)	98,920	—	—
	11/28/2011	3,600(4)	89,028	—	—
	11/29/2012	6,400(5)	158,272	—	—
James A. Mullen	12/01/2009	6,000(2)	148,380	—	—
	11/30/2010	8,000(3)	197,840	—	—
	11/28/2011	4,200(4)	103,866	—	—
	11/29/2012	7,200(5)	178,056	—	—

(1)
Market value is calculated by multiplying the number of restricted stock shares that have not vested by the closing market price of our common stock ($24.73 per share) on December 31, 2013 (the last trading day of our fiscal year).

(2)	Remaining restricted stock vests in three equal installments on December 1, 2014, 2015 and 2016.
(3)	Remaining restricted stock vests in four equal installments on November 30, 2014, 2015, 2016 and 2017.
(4)	Remaining restricted stock vests in three equal installments on November 28, 2014, 2015 and 2016.
(5)	Remaining restricted stock vests in four equal installments on November 29, 2014, 2015, 2016 and 2017.
(6)	Remaining restricted stock vests in four equal installments on July 27, 2014, 2015, 2016 and 2017.

OPTION EXERCISES AND STOCK VESTED FOR 2013

The following Stock Option Exercises and Stock Vested for 2013 table provides information regarding (i) stock options that were exercised by our Named Executive Officers and (ii) shares of restricted stock that vested during 2013. The value realized on exercise of stock options and the value realized on vesting of stock awards reflect the total pre-tax value realized by the Named Executive Officers. The value realized on exercise of stock options is calculated by subtracting the aggregate exercise price of the exercised options from the aggregate market value of the shares of common stock acquired on the exercise date. The number of shares and value realized on exercise of stock options includes shares sold to pay the exercise price and applicable withholding taxes. The value realized on vesting of stock awards is the aggregate market value of the shares of common stock on the date the shares became vested. The number of shares and value realized on vesting of stock awards includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

STOCK OPTION EXERCISES AND STOCK VESTED FOR 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary L. Werner	—	—	26,000	624,800
Gregory L. Werner	—	—	26,000	624,800
Derek J. Leathers	17,500	109,251	70,000	1,680,080
John J. Steele	—	—	5,800	139,402
James A. Mullen	—	—	7,200	173,066

NONQUALIFIED DEFERRED COMPENSATION FOR 2013

We established a nonqualified deferred compensation plan in 2005 for eligible key employees whose 401(k) Plan contributions were limited by IRS regulations affecting highly compensated employees. This plan is subject to the requirements of Section 409A of the Internal Revenue Code and is administered in good faith compliance with Section 409A.

The nonqualified deferred compensation plan also permits us to make matching contributions to participant accounts. We did not make any such matches in 2013 and have not done so since adopting the plan.

Deferrals. Under the nonqualified deferred compensation plan, eligible employees are permitted to defer a portion of their base salary on a pre-tax basis. Beginning on January 1, 2010, participants were also permitted to defer amounts from performance-based compensation. Such deferred amounts must be within the annual dollar limitations we establish. Through December 31, 2008, the annual dollar limitations were determined so that the combined sum of a highly compensated participant’s 401(k) Plan contributions and nonqualified deferred compensation plan contributions would approximate the maximum contribution amount available to non-highly compensated employees who participate in the 401(k) Plan. Beginning January 1, 2009, certain participants were allowed to defer combined amounts that exceed the maximum 401(k) Internal Revenue Code deferral limits for non-highly compensated employees. Prior to the enrollment period for the next year, management establishes maximum deferral limits that correspond to participants’ job titles (such as Senior Vice President or Vice President). The maximum deferral limits for the 2013 nonqualified deferred compensation plan year ranged from $9,000 to $54,000 and will remain unchanged for the 2014 plan year. The maximum deferral limit for each of the Named Executive Officers was $54,000 for the 2013 plan year and is $54,000 for the 2014 plan year.

Earnings. Each participant in the nonqualified deferred compensation plan selects one or more investment funds available under the plan in which their contributed amounts of deferred compensation are deemed to be invested. Deferred compensation accounts will then accrue earnings based on the return of the selected investment funds. The participant may change how their deferred compensation is allocated to the investment funds at any time, subject to limitations imposed by the plan. Changes generally become effective as of the first trading day following the change. We do not pay preferential earnings or guarantee above-market earnings on any investments made under the plan. Any appreciation or depreciation in a plan participant’s account is due solely to the participant’s contributions and the underlying performance of the investment funds selected by the participant.

Distributions and “In Service” Withdrawals. At the time of making their deferral election for the year, a participant elects under his salary deferral agreement whether the resulting deferred compensation will be distributed to him in annual installments or a lump sum. Distributions are made after the executive officer’s retirement or termination from the Company. Participants who separate from service with the Company (as described in the plan) will generally not receive distributions from the plan until 12 months after the separation date. Under certain circumstances, participants may also elect to receive scheduled or hardship “in service” withdrawals while still employed with us. The specific distribution options in this case depend upon the plan provisions. None of our Named Executive Officers received distributions or “in service” withdrawals during 2013.

The Nonqualified Deferred Compensation for 2013 table below presents the following information related to our nonqualified deferred compensation plan and Named Executive Officer participants:

•
Executive Contributions in 2013: Reflects voluntary executive deferrals of base salary and performance-based compensation (annual bonus). These deferrals are included in the “Salary” and “Bonus” columns of the Summary Compensation Table.

•	Company Contributions in 2013: No such contributions were made.

•
Aggregate Earnings in 2013: Reflects the earnings and/or losses on account balances. None of the earnings are above-market or preferential earnings and were therefore not included in the Summary Compensation Table.

•	Aggregate Withdrawals and Distributions in 2013: No withdrawals or distributions were made.

•
Aggregate Balance as of December 31, 2013: Reflects the total market value of the Named Executive Officer’s nonqualified deferred compensation account, including such participant’s contributions and earnings to date.

NONQUALIFIED DEFERRED COMPENSATION FOR 2013
Name	Executive Contributions in 2013 ($)(1)	Company Contributions in 2013 ($)	Aggregate Earnings (Losses) in 2013 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2013 ($)(3)
Gary L. Werner	17,004	—	24,192	—	158,391
Gregory L. Werner	8,502	—	19,801	—	124,414
Derek J. Leathers	53,976	—	66,514	—	356,119
John J. Steele	54,002	—	80,486	—	388,639
James A. Mullen	24,040	—	30,713	—	178,291

(1)	The amounts disclosed in this column are reported as compensation and included within the amounts in the “Salary” and “Bonus” columns of the Summary Compensation Table.
(2)
We do not provide above-market or preferential earnings on nonqualified deferred compensation plan balances; therefore, we did not report any portion of these amounts in the Summary Compensation Table pursuant to SEC rules.

(3)
Of these balances, the following executive contributions were reported in the “Salary” and “Bonus” columns of the Summary Compensation Table in our proxy statements for 2011 and 2012: Gary Werner, $34,008; Greg Werner, $17,004; Mr. Leathers, $105,976; Mr. Steele, $106,002; and Mr. Mullen, $48,080.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) is our independent registered public accounting firm. The table that follows sets forth the aggregate fees billed to us by KPMG for professional audit services rendered in connection with the audit of our annual financial statements and internal control over financial reporting for 2013 and 2012. KPMG did not provide any other services to us during those periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES FOR 2013 AND 2012
	2013 ($)	2012 ($)
Audit Fees	439,750	432,445
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	439,750	432,445

Audit Fees. Audit fees consist of fees for (i) the audit of our annual financial statements included in our Annual Reports on Form 10-K for 2013 and 2012, (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q during such periods and (iii) the audit of our internal control over financial reporting during such periods.

Audit-Related Fees. Audit-related fees consist of fees (i) for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees and (ii) fees related to audit and attest services not required by laws or regulations and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees are defined as fees for professional services for tax compliance, tax advice and tax planning. These services may include assistance regarding federal, state and international tax compliance, tax return preparation, tax audits and customs and duties.

The Audit Committee has reviewed KPMG’s provision of services and believes that these services are compatible with maintaining the independence of KPMG. KPMG did not provide any non-audit services for us in 2013.

The Audit Committee has approved KPMG as our independent registered public accounting firm for 2014. Representatives of KPMG will be present at the 2014 Annual Meeting and will have an opportunity, should they so desire, to make a statement. The KPMG representatives will also be available to respond to appropriate questions from stockholders.

POLICY OF AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT
SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by independent registered public accounting firms. Prior to the engagement of an independent registered public accountant for the next year’s audit, our management will submit to the Audit Committee for approval an itemized list of all audit and non-audit services expected to be rendered during such year and the budgeted fees for such services. The Audit Committee then pre-approves these services according to the categories of service in the Independent Registered Public Accounting Firm Fees for 2013 and 2012 table. When determining whether a service should receive pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules regarding auditor independence. In the event circumstances arise and it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval, the Audit Committee will approve such additional services prior to the commencement of the engagement and provision of such services.

Pursuant to its charter, the Audit Committee may delegate to its Chair the pre-approval authority to address any requests for pre-approval of services between Audit Committee meetings, and such Chair must report any such pre-approval decisions to the committee at its next meeting. Our management and independent registered public accounting firm periodically report to the full Audit Committee (i) the extent of services provided by such accounting firm in accordance with this pre-approval and (ii) the fees for services performed to date.

We did not pay any fees categorized as Audit-Related Fees, Tax Fees or All Other Fees to KPMG during 2013 and 2012. Accordingly, the Audit Committee did not approve any fees during these periods that related to the waiver of pre-approval provisions or the de minimis exception set forth in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.

The Audit Committee of the Board of Directors is comprised of Drs. Bird and Peetz and Messrs. Jung, Sather and Steinbach. Mr. Jung is the Chair of the Audit Committee. All of the Audit Committee members are qualified independent directors under the audit committee structure and membership requirements of the NASDAQ and SEC rules and regulations. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the financial reporting process of Werner Enterprises, Inc. (the “Company”). The Audit Committee conducts its oversight activities by exercising the certain responsibilities and powers set forth in its written charter adopted by the Board. A copy of the charter is available on the Company’s website.

The general duties of the Audit Committee include reviewing the Company’s financial information that will be presented to stockholders and filed with the SEC; appointing the independent registered public accounting firm; reviewing services provided by the Company’s independent auditors and internal audit department; and evaluating the Company’s accounting policies and its system of established internal controls. In its oversight of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditors are retained to perform non-audit services for the Company.

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the Company’s financial statements, accounting and financial principles, internal control and disclosure control systems and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing independent quarterly reviews and an independent annual audit of the financial statements and internal control over financial reporting and for expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States of America (“GAAP”) and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In conjunction with the preparation of the Company’s 2013 audited consolidated financial statements, the Audit Committee met with both management and the independent auditors of the Company to review and discuss significant accounting issues and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for 2013 prior to the issuance of such financial statements. Management advised the Audit Committee that such financial statements were prepared in accordance with GAAP, and the Audit Committee discussed such financial statements with management and the independent auditors. The Audit Committee’s assessment included a discussion with the Company’s independent auditors regarding matters that are required to be discussed pursuant to (i) Rule 2-07 of SEC Regulation S-X (Communication with Audit Committees) and (ii) Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (Auditing Standard No. 16, Communications with Audit Committees) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and as superseded by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) adopted by the Public Company Accounting Oversight Board.

The Audit Committee also received and reviewed the written disclosures and letter submitted to the committee by the Company’s independent auditors, KPMG LLP. Such written disclosures and letter are required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee and KPMG LLP also discussed KPMG LLP’s independence as the independent auditors of the Company.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2013, for filing with the SEC.
Patrick J. Jung, Chair
Kenneth M. Bird, Ed.D.
Dwaine J. Peetz, Jr., M.D.
Duane K. Sather
Michael L. Steinbach

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 3

We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for 2014. Although this stockholder ratification is not required by our By-Laws, Audit Committee charter or otherwise, the Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders do not ratify the appointment of KPMG, then our Audit Committee and Board of Directors will reconsider the appointment. Even if our stockholders ratify the selection of KPMG, the Audit Committee will retain its authority to, in its discretion and at any time during 2014, select a different independent registered public accounting firm or terminate KPMG if the Audit Committee determines that such a change would be in our best interests and those of our stockholders.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the ratification of the appointment of KPMG LLP.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Governance Committee charter requires the Governance Committee (each member of which is independent under applicable NASDAQ listing standards and SEC rules) to oversee administration of our policies with respect to related person transactions and to review and approve all related person transactions submitted to the Governance Committee when such approval is required under the NASDAQ and SEC rules and regulations. All related person transactions that are required to be disclosed under SEC rules are disclosed in our applicable SEC filings.

For purposes of Item 404 of SEC Regulation S-K, a “related person transaction” is generally any effected or proposed transaction, arrangement or relationship in which:

(i)	The Company was or is to be a participant;

(ii)	The amount involved exceeds or is expected to exceed $120,000; and

(iii)	Any “related person” has an interest.

Under Item 404, “related person” generally means:

•	A director or director nominee of the Company;

•	An executive officer of the Company;

•	A security holder who is known to be the beneficial owner of more than 5% of our common stock;

•
Any “immediate family member” of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. “Immediate family members” include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person’s household; or

•
Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

RELATED PERSON TRANSACTIONS

Land Lease Agreement. The Company leases certain land from the Clarence L. Werner Revocable Trust (the “Trust”), a related person. C.L. Werner, Chairman Emeritus of Werner Enterprises, Inc., is the sole trustee of the Trust. On February 8, 2007, the Company entered into a revised Lease Agreement, effective as of May 21, 2002 (the “Lease Agreement”), and a License Agreement (the “License Agreement”) with C.L. Werner in his capacity as trustee. The Lease Agreement and License Agreement were approved by the disinterested members of the Board of Directors at the Board’s February 8, 2007 meeting. The Lease Agreement was originally entered into between the parties on May 21, 2002 with a 10-year lease term commencing June 1, 2002 (the “2002 Lease Agreement”).

The Lease Agreement covers the lease of land comprising approximately 35 acres (referred to as the “Lodge Premises”), with improvements consisting of lodging facilities and a sporting clay range which the Company uses for business meetings and customer and vendor promotion. The 2002 Lease Agreement provided for a non-exclusive license to use for hunting purposes a contiguous portion of farmland comprising approximately 580 acres (referred to as the “Farmland Premises”). These license rights were deleted from the Lease Agreement and incorporated into the License Agreement.

The Lease Agreement’s initial ten-year term expired May 31, 2012. The Lease Agreement gives the Company the option to extend such agreement for two additional five-year periods, through 2017 and 2022, respectively. The Company exercised its option to extend the term of the lease to May 31, 2017. Under the Lease Agreement, the Company also makes annual rental payments of one Dollar ($1.00) per year, and the Company is responsible for the real estate taxes and maintenance costs on the Lodge Premises. These costs totaled approximately $93,000 in 2013. The terms of the Lease Agreement also permit C.L. Werner, in his capacity as landlord, to receive as rent use of the Lodge Premises and Farmland Premises for personal use.

Under the Lease Agreement, at any time during the lease or any extension thereof, the Company has the option to purchase the Lodge Premises from the Trust at its current market value, excluding the value of all leasehold improvements the Company made. The Company also has a right of first refusal to purchase the Lodge Premises, or any part thereof, if the Trust receives an offer from an unrelated third party to purchase the Lodge Premises. The Trust has the option at any time during the lease to demand that the Company exercise its option to purchase the Lodge Premises. If the Company does not elect to purchase the Lodge Premises as demanded by the Trust, then the Company’s option to purchase at any time during the lease is forfeited; however, the Company will retain the right of first refusal with respect to a purchase offer from an unrelated third party. If, at the termination of either of the two five-year renewal periods, the Company has not exercised its option to purchase the Lodge Premises accordingly, the leasehold improvements become the property of the Trust. However, the Company currently intends to exercise its option to purchase the Lodge Premises at its current market value prior to the completion of the lease period, including the two five-year renewal periods. The Company has made leasehold improvements to the Lodge Premises since the inception of the lease agreement in 1994. The cost of these improvements was approximately $6.5 million, and the net book value (cost less accumulated depreciation) at December 31, 2013 was approximately $3.2 million.

The revisions to the Lease Agreement removed the provisions relating to the Farmland Premises (including the option to purchase rights), as of the effective date of the 2002 Lease Agreement, and the Company and the Trust entered into the separate License Agreement defining the Company’s respective rights to the Farmland Premises. Under the License Agreement, the Company and its invitees are granted a non-exclusive right to hunt and fish on the Farmland Premises, for a term of one year, which is automatically renewable unless either party terminates not less than 30 days prior to the end of the current annual term. The Trust agrees to use its best efforts to maintain a controlled shooting area permit on the Farmland Premises while the License Agreement is effective and to maintain the land in a manner to maximize hunting cover for game birds. In consideration of the license to hunt and fish on the Farmland Premises, the Company agrees to pay the Trust an amount equal to the real property taxes and special assessments levied on the land and the cost of all fertilizer and seed used to maintain the hunting cover and crops located on the land. Such costs were approximately $69,000 for 2013.

Family Members of Executive Officers and Directors. The Company employs family members of certain executive officers and directors. Such family members are employed on the same terms and conditions as non-related employees, and their total compensation is commensurate with that of their peers. In 2013, the Company employed six individuals who are considered “related persons” under Item 404 of Regulation S-K of the SEC, and each individual’s total compensation exceeded $120,000. The aggregate total compensation for these six individuals in 2013 was $1,568,588, which includes C.L. Werner’s aggregate total compensation of $390,773 for 2013. These amounts include all elements of compensation received by those individuals, including cash compensation, equity awards, perquisites and other personal benefits and forms of compensation. The Company also employed four other related persons during 2013, none of whom received compensation in excess of $120,000.

Personal Use of Corporate Aircraft. C.L. Werner utilized the Company’s corporate aircraft for non-business purposes during 2013. Mr. Werner reimbursed the Company $91,572 representing the aggregate incremental cost associated with the personal flights. This cost is higher than the imputed income calculated for income tax purposes in accordance with IRS rules. The incremental cost is computed using the average hourly variable costs of operating the Company’s aircraft, which primarily consists of fuel and maintenance.

OTHER BUSINESS

We do not know of any business that will be presented for consideration at the 2014 Annual Meeting of Stockholders other than that described in this Proxy Statement. As to other business (if any) that may properly be brought before the meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS

Only stockholders of record as of March 24, 2014, are entitled to bring business before the 2014 Annual Meeting. All stockholder proposals must be in writing and include the following:

(i)	A brief description of the business the stockholder desires to bring before the Annual Meeting;

(ii)	The reason for conducting such proposed business at the Annual Meeting;

(iii)	The name and address of the stockholder proposing such business;

(iv)	The number of shares of our common stock beneficially owned by such stockholder; and

(v)	Any material interest of the stockholder in such business.

To be eligible for inclusion in our 2015 Proxy Materials: Stockholder proposals intended to be presented at our 2015 Annual Meeting of Stockholders must be in writing and be received by the Corporate Secretary at our executive offices on or before December 11, 2014. The inclusion of any such stockholder proposal in our 2015 Proxy Materials will be considered untimely if received after December 11, 2014. Stockholders may submit nominations for directors to be elected at the 2015 Annual Meeting of Stockholders, and such nominations must be contained in a written proposal and delivered to the Corporate Secretary at our executive offices by December 11, 2014. For a description of the process of submitting stockholder nominations for director, refer to the Director Nomination Process section under Corporate Governance in this Proxy Statement.

All written stockholder proposals (whether for the recommendation of director candidates or the proposal of other business) are subject to and must comply with the applicable rules and regulations under the Exchange Act, including Rule 14a-8. Rule 14a-8 provides requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. The address for our Corporate Secretary and executive offices is provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

Regarding proposals not to be included in our 2014 Proxy Materials: Stockholders may present proposals for consideration at the 2014 Annual Meeting of Stockholders that are not intended for inclusion in the 2014 Proxy Materials. These proposals must be received in writing by the Corporate Secretary at our executive offices no later than April 23, 2014 for the 2014 Annual Meeting. Pursuant to our By-Laws, stockholders may make other proposals at the Annual Meeting to be discussed and considered; but unless the Corporate Secretary receives the written proposal at least twenty days before the Annual Meeting, such proposal will be considered untimely and will not be acted upon. Instead, the proposal will be laid over for action at the next stockholder meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” pursuant to SEC rules and regulations. Under this procedure, we will deliver only one copy of this Proxy Statement and our 2013 Annual Report to multiple stockholders who share the same mailing address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate Proxies. This procedure reduces our printing and mailing costs and fees.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the 2013 Annual Report to any stockholder at a shared address to which a single copy of either of those documents was delivered. To request a separate copy of this Proxy Statement and/or the 2013 Annual Report, stockholders may write or call our Corporate Secretary at our executive offices. You will not be charged for any requested copies. This Proxy Statement and our 2013 Annual Report are also available on our website.

Householding of proxy materials occurs when you provide us or your broker with a written householding consent. Stockholders who would like to revoke their householding consent and receive a separate copy of our subsequent proxy statements and annual reports to stockholders should contact their broker (if the shares are held in a brokerage account) or our Corporate Secretary (if you hold registered shares). Stockholders who share a mailing address and receive multiple copies of proxy materials but would like to participate in householding and receive a single copy of our proxy materials should contact their broker or our Corporate Secretary.

CONTACTING THE CORPORATE SECRETARY AND EXECUTIVE OFFICES

Our Corporate Secretary is James L. Johnson. The mailing address, telephone numbers and e-mail address for our Corporate Secretary and executive offices are:
Werner Enterprises, Inc.
Attention: Corporate Secretary
Post Office Box 45308
Omaha, Nebraska 68145-0308
Telephone: (402) 895-6640
Toll-Free: (800) 228-2240
E-Mail: invrelations@werner.com

INTERNET WEBSITE AND AVAILABILITY OF MATERIALS

Our Internet website, as referred to in this Proxy Statement, is: http://www.werner.com, under the “Investors” link. This Proxy Statement, the Notice of Annual Meeting of Stockholders and 2013 Annual Report (including our Annual Report on Form 10-K for 2013) are available on our website. Our prior proxy statements, annual reports and SEC filings are also included on the website. You may obtain a copy of these materials, without charge, on our website or by contacting the Corporate Secretary.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 10, 2014	& Corporate Secretary

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308

PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held Tuesday, May 13, 2014. The undersigned stockholder hereby acts by proxy and appoints each of Clarence L. Werner and Gary L. Werner to act as duly authorized attorneys-in-fact and proxies (collectively, the “Designated Proxy Holders”), with full power of substitution, to represent and vote, as the undersigned stockholder directs herein, all shares of common stock of Werner Enterprises, Inc., that such stockholder is entitled to vote as of March 24, 2014 at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 2014 (including any adjournments or postponements thereof), and to vote all such shares on any other business that properly comes before such meeting.
The proposals to be voted on in this Proxy are not related to, and are not conditioned upon, the approval of other matters. The Board of Directors of Werner Enterprises, Inc. submits and recommends a vote “for all” for the first and “for” for the second and third of the following three proposals:

1.
PROPOSAL 1 – Election of directors. Check only one box. To withhold authority to vote for any individual nominee(s), check “For All Except” and write the number(s) of the nominee(s) on the line below the box. (Board of Directors recommendation: FOR ALL)

	For All	Withhold All	For All Except
Nominees:	☐	☐	☐
1. Gary L. Werner – Class II
2. Gregory L. Werner – Class II
3. Michael L. Steinbach – Class II

2.	PROPOSAL 2 – To approve the advisory resolution on executive compensation. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

3.
PROPOSAL 3 – To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Werner Enterprises, Inc. for the year ending December 31, 2014. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no instruction is given with respect to a proposal, this Proxy will be voted in accordance with the recommendation of the Board of Directors, which is: “FOR ALL” for Proposal 1 and "FOR" for Proposals 2 and 3.
Please date, sign and print your name.*

IF HELD JOINTLY:

Signature	Date	Signature	Date

Printed Name		Printed Name
*When shares are held by joint tenants, both individuals should sign this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, provide your full title. If the stockholder is a corporation or partnership, provide the full corporate or partnership name by the name of the authorized officer or person completing this Proxy.
Please mark, sign, date and promptly return this Proxy using the enclosed postage-paid return envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2014: The Proxy Statement and 2013 Annual Report of Werner Enterprises, Inc. are available, without charge, at http://www.werner.com under the “Investors” link or by contacting the Corporate Secretary by toll free telephone at (800) 228-2240 or by e-mail at invrelations@werner.com.